NOTICE & PROXY STATEMENT

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COOPER-STANDARD HOLDINGS INC.
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April 11, 2011

Dear Fellow Stockholder:

On behalf of the Board of Directors of Cooper-Standard Holdings Inc. (“Cooper-Standard” or the “Company”), you are cordially invited to attend the 2011 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on May 10, 2011, at 9:00 a.m. (Eastern Time) at Cooper-Standard Holdings Inc. Corporate Headquarters at 39550 Orchard Hill Place, Novi, Michigan 48375.

The attached proxy statement provides you with detailed information about the Annual Meeting. We encourage you to read the entire proxy statement carefully. You may also obtain more information about Cooper-Standard from documents we have filed with the Securities and Exchange Commission.

You are being asked at the Annual Meeting to elect the directors of the Company for a one-year term, to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2011, to vote on advisory, non-binding proposals to approve the Company’s executive compensation and to vote on the frequency with which such an advisory vote on executive compensation should be held, and to transact any other business properly brought before the meeting.

Whether or not you plan to attend the Annual Meeting, your vote is important, and we encourage you to vote promptly. You may vote your shares via a toll-free telephone number, over the Internet or by completing, dating, signing and returning your proxy card, as described in the attached proxy statement and proxy card.

Thank you in advance for your cooperation and continued support.

Sincerely,

/s/ James S. McElya

James S. McElya

Chairman and Chief Executive Officer

2011

ANNUAL MEETING OF STOCKHOLDERS

Meeting Notice

Proxy Statement

Cooper-Standard Holdings Inc.

39550 Orchard Hill Place

Novi, Michigan 48375

2011 ANNUAL MEETING OF STOCKHOLDERS

Meeting Notice

WHERE

Cooper-Standard Holdings Inc.

Corporate Headquarters

39550 Orchard Hill Place, Novi, Michigan 48375

WHEN

Tuesday, May 10, 2011 at

9:00 a.m. Eastern Time

WHY

•	To elect the directors of the Company for a one-year term;

•	To vote to ratify the appointment by the Audit Committee of Ernst & Young LLP as the Company’s independent registered public accounting firm;

•	To vote, on an advisory basis, on the Company’s executive compensation as disclosed in the accompanying proxy statement;

•	To vote, on an advisory basis, on the frequency with which an advisory vote on executive compensation should be held; and

•	To conduct any other business if properly raised.

RECORD DATE

The close of business on March 31, 2011.

You will find more information on the matters for voting in the proxy statement on the following pages. If you are a stockholder of record, you may vote by mail, by toll-free telephone number, by using the Internet or in person at the meeting.

Your vote is important! We strongly encourage you to exercise your right to vote as a stockholder. Please sign, date and return the enclosed proxy card in the envelope provided, call the toll-free number or log on to the Internet – even if you plan to attend the meeting. You may revoke your proxy at any time before it is voted.

You will find instructions on how to vote on page 7. As long as you were a stockholder on March 31, 2011, you are invited to attend the meeting, or to send a representative. Please note that only persons with evidence of stock ownership or who are guests of the Company will be admitted to the meeting.

By Order of the Board of Directors

Timothy W. Hefferon

Secretary

April 11, 2010

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting To Be Held on May 10, 2011

This proxy statement is available on the internet at www.cooperstandard.com/investor_home.php. On this site, you will be able to access our 2011 proxy statement, our 2010 annual report on Form 10-K for the fiscal year ended December 31, 2010, and any amendments or supplements to the foregoing material that is required to be furnished to stockholders.

2011 ANNUAL MEETING OF STOCKHOLDERS

Proxy Statement

April 11, 2011

This proxy statement is issued by Cooper-Standard Holdings Inc. in connection with the 2011 Annual Meeting of Stockholders scheduled for May 10, 2011. This proxy statement and accompanying proxy card are first being mailed to stockholders on or about April 11, 2011.

i

Proposals

Proposal 1: Election of Directors

The Company is party to certain director nomination agreements with (i) Barclays Capital, Inc. (“Barclays”), (ii) Silver Point Capital L.P. (“Silver Point”), on behalf of its affiliates and related funds, (iii) Oak Hill Advisors L.P. (“Oak Hill”), on behalf of certain funds and separate accounts that it manages, and (iv) Capital Research and Management Company, as investment advisor to certain funds it manages, TCW Shared Opportunity Fund IV, L.P., TCW Shared Opportunity Fund IVB, L.P., TCW Shared Opportunity Fund V, L.P., TD High Yield Income Fund, and Lord, Abbett & Co. LLC, as investment manager on behalf of multiple clients (collectively, the “Designating Parties”). Pursuant to the director nomination agreements applicable to them, Silver Point has the right to designate one nominee to our Board of Directors and Oak Hill has the right to nominate one member of our Board of Directors. Silver Point has designated Orlando A. Bustos as a nominee and Oak Hill has nominated Jeffrey Kirt as a nominee for election to our Board at the Company’s 2011 Annual Meeting of Stockholders. Pursuant to the director nomination agreements applicable to them, the Designating Parties, acting together, and Barclays each had the right in 2010 to designate one individual for nomination to the Company’s Board of Directors. Pursuant to these rights, the Designating Parties designated Larry Jutte as a nominee and Barclays designated David J. Mastrocola as a nominee. For the remainder of the terms of the director nominee agreements applicable to the Designating Parties and Barclays, it is the responsibility of our Governance Committee to determine whether the original designees of the Designating Parties and Barclays shall again be nominated for election to our Board. Our Governance Committee has determined that Messrs. Jutte and Mastrocola should be nominated for election to our Board at the Company’s 2011 Annual Meeting of Stockholders, and our Board of Directors has confirmed their nominations. See “Certain Relationships and Related Transactions—Nomination Agreements” for additional information regarding the director nomination agreements. Each of the additional nominees identified below has been selected by our Board of Directors upon the recommendation of our Governance Committee for election to our Board at the 2011 Annual Meeting of Stockholders.

Each director who is elected will serve until the next annual meeting of stockholders or until a successor is elected and qualified, or until earlier resignation, removal, or death.

The names of the nominees, along with their present positions, their principal occupations, directorships held with other public corporations currently and during the past five years, their ages and the year first elected as a director, are set forth below. Certain individual qualifications, experiences and skills of our directors that contribute to the Board’s effectiveness as a whole are also described below.

James S. McElya

Director of the Company since December 2004 and Chairman of the Board since September 2006. Mr. McElya has served as our Chief Executive Officer since March 2009 and served as President and Chief Executive Office from December 2004 to July 2008. He served as President of Cooper-Standard Automotive and a corporate Vice President of Cooper Tire & Rubber Company from June 2000 until December 2004. Mr. McElya has over 33 years of automotive experience. He was previously President of Siebe Automotive Worldwide, a division of Invensys, PLC and spent 22 years with Handy & Harman in various executive management positions, including President, Handy & Harman Automotive, and Corporate Vice President of the parent company. Mr. McElya is the past Chairman and current member of the board of directors of the Motor & Equipment Manufacturers Association. He is also the past Chairman and current member of the board of directors of the Original Equipment Supplier Association.

Qualifications: Mr. McElya has substantial chief executive leadership experience, having served as our Chief Executive Officer for more than five years. He has extensive knowledge of the automotive industry, having worked in the industry for more than 33 years and served as Chairman of the Original Equipment Supplier Association and the Motor & Equipment Manufacturers Association.

Current Directorships: Affinia Group, Motor & Equipment Manufacturers Association and Original Equipment Supplier Association.

Former Directorships: None

Age: 63

Orlando A. Bustos

Director of the Company since May 2010. Mr. Bustos also serves as a member of the compensation committee of our board of directors. Mr. Bustos is the Founder and Senior Managing Director of OHorizons LLC, a global strategic investment and operational advisory firm, since its inception in 2006. He also chairs and is President of The OHorizons Foundation, which he co-founded in 2009. From 2005 through 2006, Mr. Bustos was the President, International at Saturn Electronics and Engineering. From 2002 through 2005, Mr. Bustos was the Executive Director, GM Global Powertrain Purchasing at General Motors. While at GM Global Powertrain he also served as Business Sector Leader for the Electronics and Controls, Hybrid Systems, and Driveline Sectors. From 2003 through 2005 Mr. Bustos served as a director of GMI Diesel Engineering Ltd. in Japan. From 2002 through 2005 he served as a director of Isuzu Motors Polska Sp. z o.o. in Poland. From 2002 through 2005 he also served as a director of DMAX Ltd. Prior to these positions, Mr. Bustos held a multitude of key leadership positions across regions, functions and business units at General Motors. Mr. Bustos holds an MBA Sloan Fellowship from the Massachusetts Institute of Technology and a B.S. in electrical engineering from Georgia Institute of Technology.

Qualifications: Mr. Bustos has substantial knowledge of and experience in the automotive industry, having held a number of key leadership positions with General Motors involving operations, engineering and purchasing and subsequently founding and leading an investment and operational advisory firm that serves the transportation and manufacturing industries. He also brings to the Board extensive international business experience.

Current Directorships: The OHorizons Foundation

Former Directorships: GMI Diesel Engineering Ltd., Isuzu Motors Polska Sp. z o.o., and DMAX Ltd.

Age: 47

Larry J. Jutte

Director of the Company since May 2010. Mr. Jutte also serves as a member of the governance committee of our board of directors. Mr. Jutte previously served as Senior Vice President at Honda of America Manufacturing, Inc., a manufacturer of automobiles and light trucks, from 2001 until 2009 and was a member of the board of directors. Mr. Jutte held various management and engineering positions at Honda since 1985, including vice president and plant manager. Mr. Jutte also serves on the board of directors for The Ohio State University Center For International Business Education and Research as well for the Koenig Equipment Co. In addition to serving on these Boards, Mr. Jutte is Managing Member of Auld Technologies LLC., a global supplier of decorative products, labels, coatings and other products since February 2009 and serves as President and COO of Ernie Green Industries Inc., a manufacturer of wheel covers and other automotive trim parts, since March of 2010.

Qualifications: Mr. Jutte has a depth of experience in automotive operations and engineering, having held a number of leadership positions with Honda of America Manufacturing. He has specific expertise in product procurement and in energy-efficient, “green” manufacturing operations.

Current Directorships: The Ohio State University Center for International Business Education and Research, and the Koenig Equipment Co.

Former Directorships: Honda of America Manufacturing, Inc.

Age: 54

Jeffrey Kirt

Mr. Kirt is a Managing Director at Oak Hill Advisors, L.P., an investment management firm, a position he has held since 2002. He has responsibility for investment research and analysis in several sectors, including aerospace, automotive, defense, financial and transportation. In addition, Mr. Kirt has responsibility for the origination and execution of distressed debt and equity transactions. He has played an active role in several recent automotive bankruptcy restructurings, including the Company’s Chapter 11 proceedings. Mr. Kirt previously worked in the Leverage Finance and High Yield Capital Markets groups at UBS and the High Yield Capital Markets groups at USBancorp Libra. He earned a B.A., with distinction, from Yale University. Mr. Kirt currently serves on the Board of Directors of Avolon Aerospace Ltd. and North American Financial Holdings Inc. He is also currently a non-voting observer of the Board of Directors of the Company.

Qualifications: Mr. Kirt has substantial experience in investment research and analysis. He has expertise in corporate financings, equity transactions and corporate restructurings with specific experience in the automotive sector.

Current Directorships: Avolon Aerospace Ltd. and North American Financial Holdings Inc.

Former Directorships: None

Age: 38

David J. Mastrocola

Director of the Company since May 2010, Lead Director since January 2011. Mr. Mastrocola also serves as chairman of the governance committee and as a member of the audit committee of our board of directors. Mr. Mastrocola was a partner and managing director of Goldman, Sachs & Co., where he worked from 1987 until his retirement in 2008. During that period, Mr. Mastrocola held a number of senior management positions in the Investment Banking Division, including heading or co-heading the corporate finance, mergers/strategic advisory and industrials/natural resources departments. Mr. Mastrocola also served as a member of Goldman, Sachs & Co.’s firmwide capital and commitments committees. From 1983 to 1985, Mr. Mastrocola was a senior auditor at Arthur Andersen & Co. He earned a B.S. in Accounting from Boston College and an MBA from Harvard University. Mr. Mastrocola currently serves as a trustee for Save the Children Federation, Inc.

Qualifications: Mr. Mastrocola has extensive and varied expertise in corporate finance and mergers and acquisitions, having served in a number of senior management positions in the Investment Banking Division of Goldman, Sachs & Co. He also brings substantial experience in corporate accounting, having served as a senior auditor at Arthur Andersen & Co.

Current Directorships: None

Former Directorships: None

Age: 49

Stephen A. Van Oss

Director since August 2008. Mr. Van Oss also serves as chairman of the audit committee and as a member of the governance committee of our board of directors. Mr. Van Oss is Senior Vice President and Chief Operating Officer of WESCO International, Inc., a leading distributor of electrical construction and industrial maintenance products, a position he has held since September 2009. From 2004 to September 2009, he served as Senior Vice President and Chief Financial and Administrative officer of WESCO. From 2000 to 2004, Mr. Van Oss served as Vice President and Chief Financial Officer of WESCO. He served as WESCO’s Director, Information Technology from 1997 to 2000 and as its Director, Acquisition Management in 1997. From 1995 to 1996, Mr. Van Oss served as Chief Operating Officer and Chief Financial Officer of Paper Back Recycling of America, Inc. Mr. Van Oss is a director of WESCO International, Inc. and is a trustee of Robert Morris University.

Qualifications: Mr. Van Oss has substantial leadership experience in business operations and finance, having served as both Chief Operating Officer and Chief Financial and Administrative Officer of WESCO International, Inc. He has expertise in distribution and in information technology, having served as WESCO’s Director, Information Technology.

Current Directorships: WESCO International, Inc.

Former Directorships: William Scotsman International, Inc.

Age: 56

Kenneth L. Way

Director of the Company since December 2004. Mr. Way also serves as chairman of the compensation committee and as a member of the audit committee of our board of directors. Mr. Way served as the Chairman of the board of directors from 1988 through 2002 and CEO from 1988 to 2000 of Lear Corporation. Mr. Way had been affiliated with Lear Corporation and its predecessor companies for 37 years in various engineering, manufacturing and general management capacities. Mr. Way is also a director of CMS Energy Corporation.

Qualifications: Mr. Way has a depth of chief executive and Board leadership experience, having served as Chairman and Chief Executive Officer of Lear Corporation for many years. He has extensive knowledge of the automotive industry.

Current Directorships: CMS Energy Corporation

Former Directorships: Lear Corporation, Comerica Bank, and WESCO International, Inc.

Age: 71

Current director not standing for election at 2011 meeting of stockholders:

Glenn R. August	Director of the Company since May 2010. Mr. August also serves as a member of the compensation committee of our board of directors. Mr. August is President and Senior Partner of Oak Hill Advisors, L.P., an investment management firm he co-founded in 1996. Mr. August was a Managing Partner of the predecessor to Oak Hill Advisors, which he co-founded in 1987. Mr. August previously worked in the mergers and acquisitions department at Morgan Stanley in New York and London. He earned an M.B.A. degree from Harvard Business School, where he was a Baker Scholar, and a B.S. degree from Cornell University. Mr. August currently serves on the board of directors of iStar Financial Inc., the Horace Mann School, The Mount Sinai Medical Center and 92nd Street Y.

The Board recommends that stockholders vote for each of our nominees.

Election of the nominees for the seven director positions requires the affirmative vote of a plurality of all votes cast at the Annual Meeting. This means that the director nominee with the most votes for a particular seat is elected for that seat. Votes “withheld” from one or more director nominees therefore will have no effect on the outcome of the vote with respect to the election of directors.

If any nominee does not stand for election, proxies voting for that nominee may be voted for a substitute nominee selected by the Board. The Board may also choose to reduce the number of directors to be elected at the meeting.

In 2010, the Board met 13 times. Each director of the Company then in office during 2010 was present for at least 75% of the total number of meetings of the Board and those committees of which the director was a member during the period he served as a director.

Proposal 2: Ratification of Auditors

Proposal 2 is the ratification of the Audit Committee’s appointment of Ernst & Young LLP as the independent registered public accounting firm to audit the financial statements of the Company for fiscal year 2011. In the event the stockholders fail to ratify the appointment, the Audit Committee will reconsider this appointment. The Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the Company’s and its stockholders’ best interests. Representatives of Ernst & Young LLP are expected to be present at the meeting. They are expected to be available to respond to your questions and may make a statement if they desire.

The affirmative “FOR” vote of a majority of votes cast at the Annual Meeting is required to approve the ratification of the appointment of Ernst & Young LLP as independent registered public accounting firm for 2011. Abstentions are not counted as votes “FOR” or “AGAINST” ratification, and will therefore have no effect on such vote.

The Board of Directors and the Audit Committee recommend that the stockholders vote FOR the ratification of the appointment of Ernst & Young LLP as independent registered public accounting firm for 2011.

Proposal 3: Advisory Vote on Executive Compensation

Pursuant to recently enacted Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we are providing stockholders with a vote to approve, on an advisory, non-binding basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with Securities and Exchange Commission rules. The advisory vote on executive compensation described in this proposal is commonly referred to as a “say-on-pay vote.”

As disclosed in the Compensation Discussion and Analysis, the Company believes that its executive compensation program is reasonable, competitive and strongly focused on pay-for-performance principles. The goals of the Company’s executive compensation program are to:

•	enable us to attract and retain a highly qualified executive leadership team;
•	align the interests of executives with those of stockholders; and
•	motivate our leadership team to implement the Company’s long-term growth strategy while delivering consistently strong financial results.

Consistent with these goals and as disclosed in the Compensation Discussion and Analysis, the Compensation Committee has developed and approved an executive compensation philosophy to provide a framework for the Company’s executive compensation program featuring the following policies and practices:

•	compensation based on the achievement of performance objectives over varying time periods;

•	incentive programs that emphasize specific Company or group-wide objectives over subjective, individual goals;
•	benchmarking to median levels with respect to base pay in the industries in which the Company competes for executives while providing incentive opportunities above median levels; and
•	performance based compensation.

This proposal gives our stockholders the opportunity to express their views on the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. For the reasons discussed above, we are asking our stockholders to indicate their support for our named executive officer compensation by voting FOR the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure in this Proxy Statement.”

Abstentions and broker non-votes are not counted as votes “FOR” or “AGAINST” the proposal, and will therefore have no effect on such vote. The say-on-pay vote is an advisory vote only, and therefore it will not bind the Company or our Board of Directors. However, the Board of Directors and the Compensation Committee will consider the voting results as appropriate when making future decisions regarding executive compensation.

The Board of Directors recommends a vote FOR the approval of the advisory resolution relating to the compensation of our named executive officers as disclosed in this Proxy Statement.

Proposal 4: Advisory Vote on the Frequency of Say-on-Pay Votes

We will provide stockholders with a say-on-pay vote as described in the previous proposal at least once every three years. Pursuant to recently enacted Section 14A of the Exchange Act, we are asking stockholders to vote, on an advisory, non-binding basis, for their preference as to whether the Company should hold future say-on-pay votes every one, two or three years. Stockholders also may, if they wish, abstain from voting on this proposal.

After careful consideration of this proposal, our Board of Directors has determined that it is appropriate and in the best interests of the Company to hold a say-on-pay vote every three years for a number of reasons, including the following:

•	A three-year frequency is consistent with our long-term approach to executive compensation;

•	Our compensation programs do not change materially from year to year;

•

A triennial vote would provide our Compensation Committee the longest time frame in which to evaluate the most recent say-on-pay vote results, engage with stockholders to understand the vote results and effectively implement any corresponding changes to our executive compensation program; and

•	Voting only every three years would also give our stockholders the opportunity to more fully and effectively assess our long-term compensation strategies and the related business outcomes.

In making its decision, our Board of Directors took into account the fact that some stockholders believe that annual say-on-pay votes provide a higher level of accountability and direct communication. The Board recognizes the importance of receiving regular input from stockholders on significant matters, such as our executive compensation policies and practices. We believe that an annual say-on-pay vote could inappropriately lead to a short-term perspective bearing on our executive compensation program. Accordingly, the Board believes that any annual say-on-pay vote would be more limited in value than a vote which reflects the long-term executive compensation philosophy of the Company. Furthermore, we view the say-on-pay vote as just one opportunity for stockholders to communicate with us regarding their views on the Company’s executive compensation program. The Board of Directors encourages stockholders who have concerns about executive compensation during the period between say-on-pay votes to bring such concerns to the attention of the Board by following the procedures set forth under “Communications with the Board” in this Proxy Statement.

Finally, although we believe that holding say-on-pay votes every three years will initially reflect the right balance of considerations for the Company, we will periodically reassess that view and hold say-on-pay votes more frequently if such action is warranted by discussions with stockholders, material changes to our compensation programs or other circumstances.

Stockholders are not voting to approve or disapprove of the Board’s recommendation. Instead, the proxy card provides stockholders with four choices with respect to this proposal: one year, two years, three years or stockholders may abstain from voting on the proposal.

This vote is an advisory vote only, and therefore it will not bind the Company or our Board of Directors. However, the Board of Directors and the Compensation Committee will consider the voting results as appropriate when adopting a policy on the frequency of future say-on-pay votes. The frequency receiving the greatest number of votes, one year, two years or three years, will be considered the frequency that stockholders approve. Abstentions and broker non-votes are not counted as votes “FOR” or “AGAINST” the proposal, and will therefore have no effect on such vote. Nevertheless, the Board may decide that it is in the best interests of our stockholders and the Company to hold say-on-pay votes more or less frequently than the option approved by our stockholders.

The Board of Directors recommends a vote FOR holding a say-on-pay vote EVERY THREE YEARS.

Your Proxy Vote

Voting Instructions

You are entitled to one vote on each proposal for each share of the Company’s common stock that you own as of the record date. Below are instructions on how to vote, as well as information on your rights as a stockholder as they relate to voting. Some of the instructions vary depending on how your stock is held. It is important to follow the instructions that apply to your situation.

If your shares are registered in your name, you may vote using the enclosed proxy card, by calling the toll-free number listed on your proxy card or by logging on to the website listed on your proxy card and following the simple instructions provided. The telephone and Internet voting procedures are designed to allow you to vote your shares and to confirm that your instructions have been properly recorded consistent with applicable law. Please see your proxy card for specific instructions. Stockholders who wish to vote over the Internet should be aware that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, and that there may be some risk a stockholder’s vote might not be properly recorded or counted because of an unanticipated electronic malfunction. Voting by telephone and the Internet will be closed at 11:59 p.m. Eastern Daylight Time on May 9, 2011.

If your shares are held in “street name,” you should give instructions to your broker on how to vote your shares. If you do not provide voting instructions to your broker, your broker has discretion to vote those shares on matters that are routine. However, a broker cannot vote shares on non-routine matters without your instructions. This is referred to as a “broker non-vote.”

If you plan to attend the meeting and vote in person, your instructions depend on how your shares are held:

•	Shares registered in your name — check the appropriate box on the enclosed proxy card and bring evidence of your stock ownership with you to the meeting.

•

Shares registered in the name of your broker or other nominee — ask your broker to provide you with a broker’s proxy card in your name (which will allow you to vote your shares in person at the meeting) and bring evidence of your stock ownership from your broker with you to the meeting.

Remember that attendance at the meeting will be limited to stockholders as of the record date with an admission ticket or evidence of their share ownership and guests of the Company.

If your shares are registered in your name, you may revoke your proxy at any time before it is exercised. There are several ways you can do this:

•	By delivering a written notice of revocation to the Secretary of the Company;

•	By executing and delivering another proxy that bears a later date;

•	By voting by telephone at a later time;

•	By voting over the Internet at a later time; or

•	By voting in person at the meeting.

If your shares are held in street name, you must contact your broker to revoke your proxy.

In tallying the results of the voting, the Company will count all properly executed and unrevoked proxies that have been received in time for the 2011 Annual Meeting. To hold a meeting of stockholders, a quorum of the shares (which is a majority of the shares outstanding and entitled to vote) is required to be represented either in person or by proxy at the meeting. Abstentions and broker non-votes are counted in determining whether a quorum is present for the meeting.

Voting Rules

When voting to elect directors, you have two options:

•	Vote FOR a nominee; or

•	WITHHOLD authority to vote for such nominee.

When voting to ratify the appointment of Ernst & Young LLP as independent registered public accounting firm for 2011, you have three options:

•	Vote FOR the proposal;

•	Vote AGAINST the proposal; or

•	ABSTAIN from voting on the proposal.

When voting on the advisory proposal to approve the Company’s 2010 executive compensation as described in this proxy statement, you have three options:

•	Vote FOR the proposal;

•	Vote AGAINST the proposal; or

•	ABSTAIN from voting on the proposal.

When voting on the advisory proposal to determine whether the Company should hold advisory votes on executive compensation every one year, two years or three years, you have four options:

•	Vote for ONE YEAR;

•	Vote for TWO YEARS;

•	Vote for THREE YEARS; or

•	ABSTAIN from voting on the proposal.

When voting on any other proposal, you again have three options:

•	Vote FOR a given proposal;

•	Vote AGAINST a given proposal; or

•	ABSTAIN from voting on a given proposal.

Broker non-votes occur when a broker lacks discretionary authority to vote on a proposal and the beneficial owner has not provided an indication as to how to vote. We will treat broker non-votes as present to determine whether or not there is a quorum at the Annual Meeting, but they will not be treated as votes with respect to the proposals, if any, for which the broker indicates it does not have discretionary authority. This means that broker non-votes will not have any effect on whether a proposal passes.

If you return your proxy card with no votes marked, your shares will be voted as follows:

•	FOR the election of all nominees for director;

•	FOR the ratification of the Company’s auditors;

•	FOR the advisory vote to approve the Company’s 2010 executive compensation as described in this proxy statement; and

•	FOR holding an advisory vote on the Company’s executive compensation every THREE YEARS.

The Company actively solicits proxy participation. In addition to this notice by mail, the Company encourages banks, brokers and other custodian nominees and fiduciaries to supply proxy materials to stockholders, and reimburses them for their expenses. However, the Company does not reimburse its own employees for soliciting proxies. The Company has hired Broadridge, 51 Mercedes Way Edgewood, NY 11717, to help solicit proxies, and has agreed to pay them $10,673 plus out-of-pocket expenses for this service. All costs of this solicitation will be borne by the Company.

As of the record date, there were 18,389,212 shares of common stock outstanding. Each outstanding share is entitled to one vote on each proposal.

Company Information

Board Organization and Committees

Committees of the Board of Directors

Our Board of Directors currently has an Audit Committee, a Compensation Committee, and a Governance Committee.

Audit Committee

Our Audit Committee currently consists of Messrs. Van Oss, Way and Mastrocola. Mr. Van Oss serves as the chairman of the Audit Committee. The Board of Directors has determined that each member of the Audit Committee is an “audit committee financial expert” (as defined in Item 407(d)(5) of Regulation S-K). The Board of Directors has determined that Messrs. Van Oss and Way are independent under the applicable NYSE listing standards. The Audit Committee is responsible for (i) reviewing and discussing with management and our independent auditors our annual audited financial statements and quarterly financial statements and any audit issues and management’s response; (ii) reviewing and discussing with management and our independent auditors our financial reporting and accounting standards and principles and significant changes in such standards and principles or their application; (iii) reviewing and discussing with management and our independent auditors our internal system of financial controls and disclosure controls and our risk assessment and management policies and activities; (iv) reviewing and evaluating the independence, qualifications, and performance of our independent auditors; (v) reviewing our legal compliance and ethics programs and investigating matters relating to management’s integrity, including adherence to standards of business conduct established in our policies; and (vi) taking such actions as may be required or permitted under applicable law to be taken by an audit committee on behalf of us and our Board of Directors.

The Board of Directors has adopted an Audit Committee charter, a copy of which is available at www.cooperstandard.com. In 2010 the Audit Committee met 4 times.

Compensation Committee

Our Compensation Committee currently consists of Messrs. Way, August and Bustos. Mr. Way serves as the chairman of the Compensation Committee. The Board of Directors has determined that Messrs. Way, Bustos and August are independent under the applicable NYSE listing standards. The Compensation Committee is responsible for (i) the review and approval of corporate goals, objectives and other criteria relevant to the compensation of the Chief Executive Officer and other executive officers; (ii) the evaluation of the performance of the Chief Executive Officer and other executive officers and the determination and approval of their compensation; (iii) the review and approval of executive compensation programs; (iv) the review of director compensation and director and officer indemnification and insurance matters; (v) the review and approval of contracts and transactions with executive officers; (vi) the review and approval of equity-based compensation plans and awards made pursuant to such plans; (vii) the approval, review and oversight of employee benefit plans of the Company, including the delegation of responsibility for such programs to the executive officers of the Company; and (viii) taking such actions as may be required or permitted under applicable law to be taken by a Compensation Committee on behalf of us and our Board of Directors.

The Board of Directors has adopted a Compensation Committee charter, a copy of which is available at www.cooperstandard.com. In 2010 the Compensation Committee met 3 times.

Governance Committee

Our Governance Committee currently consists of Messrs. Mastrocola, Jutte and Van Oss. Mr. Mastrocola serves as the chairman of the Governance Committee. The Board of Directors has determined that Messrs. Jutte and

Van Oss are independent under the applicable NYSE listing standards. The Governance Committee is responsible for (i) identifying and evaluating individuals qualified to become members of the Board, consistent with criteria approved by the Board and subject to the rights of certain stockholders of the Company to nominate directors pursuant to director nomination agreements; (ii) selecting, or recommending that the Board select, the director nominees to stand for election by stockholders or to fill vacancies on the Board; (iii) developing and recommending to the Board a set of corporate governance principles and practices applicable to the Company; (iv) developing a plan for the succession of the Company’s Chief Executive Officer; and (v) overseeing the annual performance evaluation of the Board and its committees.

The Board of Directors has adopted a Governance Committee charter, a copy of which is available at www.cooperstandard.com. In 2010, the Governance Committee, which was established in July 2010, met one time.

Lead Director

Mr. Mastrocola is the Lead Director of the Board of Directors. The Lead Director (i) presides at meetings and sessions of the non-management members of the Board and communicates with management concerning the substance of such meetings and sessions; (ii) assists the Board’s Chairman with the setting of agendas and other matters relating to meetings of the Board; (iii) together with the Chairman of the Compensation Committee, assists the Board in connection with its evaluations of the performance of the Company’s Chief Executive Officer; and (iv) undertakes such other activities as may be requested by the Board or required by applicable laws, regulations or rules.

Corporate Governance

Independence of Directors

We do not currently have an obligation to ensure that a majority of our directors are independent because none of our securities are listed on a national securities exchange. Nevertheless, we have used the definition of “independent director” under the listing standards of the New York Stock Exchange for purposes of determining the independence of each of our directors. The Board has determined that Messrs. Bustos, August, Jutte, Van Oss and Way are independent as determined pursuant to NYSE rules. The Board has also determined that Jeffrey Kirt, one of the nominees for election as director, would be independent pursuant to NYSE rules. Mr. Mastrocola is not independent as determined pursuant to NYSE rules because his brother is a partner at Ernst & Young LLP, the Company’s independent auditors. Mr. Mastrocola’s brother has no direct involvement of any kind in the relationship between Ernst & Young LLP and the Company.

Executive Sessions

Non-management directors meet regularly in executive sessions without management. “Non-management” directors are all those who are not Company officers, and include directors, if any, who are not “independent.” Executive sessions are led by Mr. Mastrocola, the Lead Director. An executive session is held in conjunction with each regularly scheduled Board meeting. In addition, given that Mr. Mastrocola is not an independent director pursuant to NYSE rules, the directors who are independent directors within the meaning of such rules will meet at least once per year in executive session. Each committee of the Board also meets in executive session without management in conjunction with each regularly scheduled committee meeting.

Board Leadership

The Board of Directors believes that having the Company’s Chief Executive Officer serve as Chairman of the Board is in the best interest of its stockholders because this structure ensures a seamless flow of communication between management and the Board, in particular with respect to the Board’s oversight of the Company’s strategic direction, as well as the Board’s ability to ensure management’s focused execution of that strategy. The Board believes that the combined role of Chairman and Chief Executive Officer, together with the appointment of a Lead Director, a substantial majority of independent directors and the use of regular executive sessions of non-management directors, achieves an appropriate balance between the effective development of key strategic objectives and independent oversight of management’s execution of those initiatives.

Board’s Role in Risk Oversight

The Board is actively involved in oversight of risks inherent in the operation of the Company’s businesses and the implementation of its strategic plan. The Board performs this oversight role by using several different levels of review. In connection with its reviews of the operations of the Company’s business units and corporate functions, the Board addresses the primary risks associated with those units and functions. In addition, the Board reviews the key risks associated with the Company’s strategic plan at an annual strategic planning session and periodically throughout the year as part of its consideration of the strategic direction of the Company.

The Board has delegated to the Audit Committee oversight of the Company’s risk management process. Among its duties, the Audit Committee reviews with management (a) Company policies with respect to risk assessment and management of risks that may be material to the Company, (b) the Company’s system of disclosure controls and system of internal controls over financial reporting, and (c) the Company’s compliance with legal and regulatory requirements.

Each of the other Board committees also oversees the management of Company risks that fall within the committee’s areas of responsibility. In performing this function, each committee has full access to management, as well as the ability to engage advisors, and each committee reports back to the full Board. The Audit committee oversees risks related to the Company’s financial statements, the financial reporting process, other financial matters, certain compliance issues and accounting and legal matters. The Audit Committee, along with the Governance Committee, is also responsible for reviewing certain major legislative and regulatory developments that could materially impact the Company’s contingent liabilities and risks. The Governance Committee also oversees risks related to the Company’s governance structure and processes, related person transactions, certain compliance issues and Board and committee structure to ensure appropriate oversight of risk. The Compensation Committee considers risks related to the attraction and retention of key management and employees and risks relating to the design of compensation programs and arrangements, as well as developmental and succession planning for possible successors to the position of Chief Executive Officer and planning for other key senior management positions.

Policy on Attendance at Stockholder Meetings

Directors are expected to attend in person regularly scheduled meetings of stockholders, except when circumstances prevent such attendance. When such circumstances exist and in the judgment of the Chairman it is deemed critical that all directors participate, or in the case of special stockholder meetings, directors may participate by telephone or other electronic means and will be deemed present at such meetings if they can both hear and be heard.

Other Matters Concerning Directors and Executive Officers

Securities and Exchange Commission regulations require the Company to describe certain legal proceedings, including bankruptcy and insolvency filings involving directors or executive officers of the Company or companies of which a director or executive officer was an executive officer at the time of filing. Messrs. McElya, Hasler, Stephenson, Campbell and Hefferon served as executive officers of the Company at the time the Company filed for protection under Chapter 11 of the United States Bankruptcy Code in August of 2009.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics Policy that applies to all directors, officers, and employees of the Company and its subsidiaries, including our chief executive officer, our chief financial officer and our controller. The Code of Business Conduct and Ethics Policy is available on our website at www.cooperstandard.com. We will also post on our website any amendment to, or waiver from, a provision of our policies that applies to our chief executive officer, chief financial officer, or controller, and that relates to any of the following elements of these policies: honest and ethical conduct; disclosure in reports or documents filed by the Company with the SEC and in other public communications; compliance with applicable laws, rules and regulations; prompt internal reporting of code violations; and accountability for adherence to the policies.

Nomination of Directors

As noted under Certain Relationships and Related Transactions—Nomination Agreements on page 47 of this proxy statement, we are party to director nomination agreements with certain stockholders pursuant to which such stockholders may nominate directors to our Board. With respect to the other seats on our Board, it is the policy of the Governance Committee to consider candidates for director recommended by stockholders. The committee will evaluate candidates recommended for director by stockholders using the same criteria that it uses in evaluating any other candidate. Stockholders wishing to make such a recommendation should send to the Governance Committee, at the address given below under “Communications with the Board of Directors,” all information that would be required were the stockholder nominating such candidate directly pursuant to the Company’s Bylaws. In addition to nominees recommended by stockholders, the committee will consider candidates recommended by management and members of the Board.

In identifying and evaluating nominees for director, other than those nominated pursuant to nomination agreements, the committee takes into account the applicable requirements for directors under the Securities Exchange Act of 1934, as amended, and the listing rules of the NYSE notwithstanding that the Company is not currently subject to such listing rules. In addition, the committee considers other criteria as it deems appropriate and which may vary over time depending on the Board’s needs, including certain core competencies and other criteria such as general understanding of various business disciplines (e.g., marketing, finance, etc.), the Company’s business environment, educational and professional background, analytical ability, diversity of experience and viewpoint and willingness to devote adequate time to Board duties. Although not part of any formal policy, the goal of the committee is a balanced and diverse Board, with members whose skills, viewpoint, background and experience complement each other and, together, contribute to the Board’s effectiveness as a whole.

Shareholder Nominations

The Company’s Bylaws provide certain procedures that a stockholder must follow to nominate persons for election to the Board of Directors. Nominations for director at an annual stockholder meeting must be submitted in writing to the committee in care of the Secretary at the Company’s principal executive offices at 39550 Orchard Hill Place, Novi, Michigan 48375 in accordance with the procedures outlined under Submitting Stockholder Proposals and Nominations for 2012 Annual Meeting. The Secretary must receive the notice of a stockholder’s intention to introduce a nomination or proposed item of business at an annual stockholder meeting:

•

not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, or

•

if the annual meeting is called for a date that is more than 30 days earlier or more than 60 days after such anniversary date, notice by the stockholder to be timely must be received not earlier than the opening of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting is first made by the Company.

The Bylaws also provide, among other things, that the stockholder nomination notice must contain all information relating to such nominee that is required to be disclosed in solicitations of proxies for elections of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (including such person’s written consent to being named in the proxy statement as a nominee and to serve as director if elected).

Communications with the Board of Directors

The Board has established procedures for stockholders and other interested parties to communicate with the Board. A stockholder or other interested party may contact the Board by writing to the chairman of the Governance Committee or the other non-management members of the Board to their attention at the Company’s principal executive offices at 39550 Orchard Hill Place, Novi, Michigan 48375. Any stockholder must include the number of shares of the Company’s common stock he or she holds and any interested party must detail his or her relationship with the Company in any communication to the Board. Communications received in writing are distributed to the chairman of the Governance Committee or non-management directors of the Board as a group, as appropriate, unless such communications are considered, in the reasonable judgment of the Company’s Secretary, improper for submission to the intended recipient(s). Examples of communications that would be considered improper for submission, include, without limitation, customer complaints, solicitations, communications that do not relate directly or indirectly to the Company or the Company’s business or communications that relate to improper or irrelevant topics.

Stock Ownership

Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

The following table and accompanying footnotes show information regarding the beneficial ownership of the issued and outstanding common stock of Cooper-Standard Holdings Inc. as of March 21, 2011 by (i) each person known by us to beneficially own more than 5% of the issued and outstanding common stock of Cooper-Standard Holdings Inc., (ii) each of our directors, (iii) each named executive officer and (iv) all directors and executive officers as a group.

TABLE OF STOCK OWNERSHIP

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Rule 13d-3 Percentage (1)		Fully Diluted Percentage (2)
Significant Owners:	Shares		%		%

Silver Point Capital L.P.(3)	4,870,831	24.4		19.2
Oak Hill Advisors, L.P.(4)	4,298,303	21.6		17.0
Capital Research and Management Company(5)	2,824,125	14.7		11.2
Lord, Abbett & Co. LLC(6)	1,761,329	9.4		7.0
Barclays Bank PLC(7)	1,306,174	6.6		5.2
SOF Investments, L.P.(8)	1,108,724	6.0		4.4
TCW Asset Management Company(9)	1,010,876	5.4		4.0

Directors and named executive officers:

James S. McElya(10)	523,370	2.8		2.1
Edward A. Hasler(11)	85,988	*		*
Allen J. Campbell(12)	76,040	*		*
Keith D. Stephenson(13)	76,040	*		*
Timothy W. Hefferon(14)	47,850	*		*
Glenn R. August(4)	—	—		—
Orlando A. Bustos(15)	12,408	*		*
Larry Jutte(16)	4,408	*		*
David J. Mastrocola(16)	4,408	*		*
Stephen A. Van Oss(16)	4,408	*		*
Kenneth L. Way(16)	4,408	*		*
Directors and executive officers as a group (14 persons)	973,376	5.3%		3.8

* Less than 1% of issued and outstanding shares of common stock.

(1)  SEC rules require that the Company disclose beneficial ownership percentages calculated in the manner prescribed by Rule 13d-3 under the Exchange Act. Under the terms of Rule 13d-3, shares of common stock that may be acquired within 60 days are deemed to be beneficially owned. Percentage ownership of the common stock under the terms of Rule 13d-3 is based on the assumption that the person or entity whose ownership is being reported has converted all instruments held by such person or entity convertible into common stock within 60 days, but that no other holder of such convertible instruments has done so. Therefore, the percentage ownership set forth in this column assumes that the person or entity whose ownership is reported has converted all of that person or entity’s shares of our 7% cumulative participating convertible preferred stock into shares of common stock and exercised all options or warrants to purchase our common stock, but that no other person or entity has done so.

(2)   Fully-diluted percentage is based upon all shares of common stock outstanding as of March 21, 2011, plus 4,515,823 shares of common stock issuable upon conversion of our 7% cumulative participating convertible preferred stock and 2,419,753 shares of common stock issuable upon exercise of warrants to purchase our common stock, but does not include shares of common stock issuable upon vesting of restricted stock units or exercise of options to purchase our common stock issued pursuant to our employee benefit plans.

(3)   Includes: (i) 931,584 shares of common stock held by Silver Point Capital Fund, L.P. (“SPCF”); (ii) 318,634 shares of common stock issuable upon conversion of preferred stock held by SPCF; (iii) 159,015 shares of common stock issuable upon exercise of warrants held by SPCF; (iv) 2,242,756 shares of common stock held by Silver Point Capital Offshore Master Fund, L.P. (“SPCOMF”); (v) 743,473 shares of common stock issuable upon conversion of preferred stock held by SPCOMF; (vi) 375,369 shares of common stock issuable upon exercise of warrants held by SPCOMF; (vii) 50,000 shares of common stock held by Mulé Associates, LLC (“Mulé”); and (viii) 50,000 shares of common stock issuable upon exercise of warrants held by Mulé. Edward A. Mulé, co-founder and partner of Silver Point Capital, L.P., has sole voting and investment power over the securities held by Mulé Associates, LLC. Silver Point Capital, L.P. shares voting and investment power with Mulé, SPCF and SPCOMF. The address for Silver Point Capital L.P. is Two Greenwich Plaza, 1st Floor, Greenwich, CT 06830.

(4)  Includes: (i) 74,362 shares of common stock held by separately managed accounts (“Separate Accounts”); (ii) 83,413 shares of common stock issuable upon conversion of preferred stock held by Separate Funds; (iii) 31,761 shares of common stock issuable upon exercise of warrants held by Separate Accounts; (iv) 574,304 shares of common stock held by Oak Hill Credit Alpha Master Fund, L.P. (“OH-I”); (v) 28,913 shares of common stock issuable upon exercise of warrants held by OH-I; (vi) 476,630 shares of common stock held by Oak Hill Credit Opportunities Financing, Ltd. (“OH-II”); (vii) 240,855 shares of common stock issuable upon conversion of preferred stock held by OH-II; (viii) 99,604 shares of common stock issuable upon exercise of warrants held by OH-II; (ix) 188,568 shares of common stock held by OHA Strategic Credit Fund, L.P. (“OH-III”); (x) 8,191 shares of common stock issuable upon exercise of warrants held by OH-III; (xi) 48,795 shares of common stock held by OHA Strategic Credit Master Fund II, L.P. (“OH-IV”); (xii) 81,315 shares of common stock issuable upon conversion of preferred stock held by OH-IV; (xiii) 29,834 shares of common stock issuable upon exercise of warrants held by OH-IV; (xiv) 174,989 shares of common stock held by OHA Strategic Credit Master Fund, L.P. (“OH-V”); (xv) 288,551 shares of common stock issuable upon conversion of preferred stock held by OH-V; (xvi) 102,392 shares of common stock issuable upon exercise of warrants held by OH-V; (xvii) 828,128 shares of common stock held by OHA Strategic Credit Master Fund (Parallel II), L.P. (“OH-VI”); (xviii) 35,866 shares of common stock issuable upon exercise of warrants held by OH-VI; (xix) 75,065 shares of common stock held by OHA Strategic Credit Fund (Parallel I), L.P. (“OH-VII”); (xx) 3,252 shares of common stock issuable upon exercise of warrants held by OH-VII; (xxi) 23,538 shares of common stock held by OHSF Financing, Ltd. (“OH-VIII”); (xxii) 1,130 shares of common stock issuable upon exercise of warrants held by OH-VIII; (xxiii) 285,486 shares of common stock held by OHSF II Financing, Ltd. (“OH-IX”); (xxiv) 375,208 shares of common stock issuable upon conversion of preferred stock held by OH-IX; (xxv) 138,153 shares of common stock issuable upon exercise of warrants held by OH-IX. Oak Hill Advisors, L.P. (“OHA”) is the investment advisor to Separate Accounts, Lerner, OH-I, OH-II, OH-III, OH-IV, OH-V, OH-VI, OH-VII, OH-VIII, and OH-IX, and certain of its affiliates and principals, either directly or indirectly, exercise voting and dispositive power over the securities owned by them. OHA and its affiliates and principals disclaim beneficial ownership of such securities, except to the extent of their direct pecuniary interest therein. Mr. August is President and Senior Partner of Oak Hill Advisors, L.P. and may be deemed to have beneficial ownership of the foregoing securities. Mr. August disclaims beneficial ownership of the foregoing securities except to the extent of his pecuniary interest in such securities. The address for Oak Hill Advisors, L.P. is 1114 Avenue of the Americas, 27th Floor, New York, NY 10036.

(5)   Includes: (i) 123,234 shares of common stock held by American Funds Insurance Series, Asset Allocation Fund (“AFIS AAF”); (ii) 85,545 shares of common stock issuable upon conversion of preferred stock held by AFIS AAF; (iii) 38,220 shares of common stock issuable upon exercise of warrants held by AFIS AAF; (iv) 4,134 shares of common stock held by American Funds Insurance Series, Global Bond Fund (“AFIS GBF”); (v) 289 shares of common stock issuable upon exercise of warrants held by AFIS GBF; (vi) 62,139 shares of common stock held by American Funds Insurance Series, High Income Bond Fund (“AFIS HIBF”); (vii) 21,385

shares of common stock issuable upon conversion of preferred stock held by AFIS HIBF; (viii) 11,422 shares of common stock issuable upon exercise of warrants held by AFIS HIBF; (ix) 1,139,235 shares of common stock held by American High Income Trust (“AHIT”); (x) 427,736 shares of common stock issuable upon conversion of preferred stock held by AHIT; (xi) 190,869 shares of common stock issuable upon exercise of warrants held by AHIT; (xii) 40,522 shares of common stock held by Capital World Bond Fund, Inc. (“CapWorld”); (xiii) 2,837 shares of common stock issuable upon exercise of warrants held by CapWorld; (xi) 85,450 shares of common stock held by The Bond Fund of America, Inc. (“BFA”); (xiv) 5,096 shares of common stock issuable upon exercise of warrants held by BFA; and (xv) 586,012 shares of common stock held by The Income Fund of America, Inc. (“IFA”). Capital Research and Management Company serves as the investment adviser for AFIS, AAF, AFIS, GBF, AFIS HIBF, AHIT, CapWorld, BFA and IFA. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Capital Research and Management Company may be deemed to be the beneficial owner of all of the shares held by the funds. Capital Research and Management Company, however, expressly disclaims that it is, in fact, the beneficial owner of such securities. Capital Research and Management Company is an investment advisor registered under the Investment Advisers Act of 1940 and its address is 333 South Hope Street, Los Angeles, CA 90071.

(6)   Includes: (i) 56,469 shares of common stock held by Advanced Series Trust—AST Lord Abbett Bond Debenture Portfolio (“AST”); (ii) 7,140 shares of common stock issuable upon conversion of preferred stock held by AST; (iii) 6,262 shares of common stock issuable upon exercise of warrants held by AST; (iv) 752,939 shares of common stock held by Lord Abbett Bond-Debenture Fund, Inc. (“LA-I”); (v) 95,135 shares of common stock issuable upon conversion of preferred stock held by LA-I; (vi) 83,503 shares of common stock issuable upon exercise of warrants held by LA-I; (vii) 112,940 shares of common stock held by Lord Abbett Investment Trust—Lord Abbett High Yield Fund (“LA-II”); (viii) 14,275 shares of common stock issuable upon conversion of preferred stock held by LA-II; (ix) 12,524 shares of common stock issuable upon exercise of warrants held by LA-II; (x) 131,763 shares of common stock held by Lord Abbett Research Fund, Inc.—Lord Abbett Capital Structure Fund (“LA-III”); (xi) 16,648 shares of common stock issuable upon conversion of preferred stock held by LA-III; (xii) 14,613 shares of common stock issuable upon exercise of warrants held by LA-III; (xiii) 22,587 shares of common stock held by Lord Abbett Series Fund, Inc.—Bond Debenture Portfolio (“LA-IV”); (xiv) 2,853 shares of common stock issuable upon conversion of preferred stock held by LA-IV; (xv) 2,504 shares of common stock issuable upon exercise of warrants held by LA-IV; (xvi) 3,764 shares of common stock held by Lord Abbett Series Fund, Inc.—Capital Structure Portfolio (“LA-V”); (xvii) 481 shares of common stock issuable upon conversion of preferred stock held by LA-V; (xviii) 417 shares of common stock issuable upon exercise of warrants held by LA-V; (xix) 188,233 shares of common stock held by MET Investors Series Trust—Lord Abbett Bond Debenture Portfolio (“LA-VI”); (xx) 23,784 shares of common stock issuable upon conversion of preferred stock held by LA-VI; (xxi) 20,875 shares of common stock issuable upon exercise of warrants held by LA-VI; (xxii) 43,317 shares of common stock held by MHAM US Income Open (“MHAM”); (xxiii) 6,423 shares of common stock issuable upon conversion of preferred stock held by MHAM; (xxiv) 5,636 shares of common stock issuable upon exercise of warrants held by MHAM; (xxv) 107,294 shares of common stock held by Mizuho US High Yield Open (“Mizuho”); (xxvi) 13,559 shares of common stock issuable upon conversion of preferred stock held by Mizuho; (xxvii) 11,899 shares of common stock issuable upon exercise of warrants held by Mizuho; (xxviii) 2,824 shares of common stock held by Pollux Holdings LP (“Pollux”); (xxix) 356 shares of common stock issuable upon conversion of preferred stock held by Pollux; and (xxx) 312 shares of common stock issuable upon exercise of warrants held by Pollux. Lord, Abbett & Co. LLC, as investment advisor, has sole voting and investment power over the securities owned by AST, LA-I, LA-II, LA-III, LA-IV, LA-V, LA-VI, MHAM, Mizuho and Pollux. The address for Lord, Abbett & Co. LLC is 90 Hudson Street, Jersey City, NJ 07302.

(7)  Includes: (i) 30,142 shares of common stock held by Barclays Bank PLC; (ii) 867,022 shares of common stock issuable upon conversion of preferred stock held by Barclays Bank PLC; (iii) 16,216 shares of common stock issuable upon exercise of warrants held by Barclays Bank PLC; and (iv) 392,794 shares of common stock issuable upon exercise of warrants held by Barclays Capital Inc. Barclays Capital Inc. is an indirectly, wholly-owned subsidiary of Barclays Bank PLC. The address for Barclays Bank PLC is 745 Seventh Avenue, New York, NY 10019.

(8)  Includes 1,083,241 shares of common stock and 25,483 shares of common stock issuable upon exercise of warrants. MSD Capital, L.P. is the general partner of SOF Investments, L.P. and may be deemed to have or share voting and dispositive power over, and/or beneficially own, the common shares and warrants held by SOF Investments, L.P. MSD Capital Management LLC is the general partner of MSD Capital, L.P. and may be deemed to have or share voting and/or dispositive power over, and beneficially own, the common shares and warrants beneficially owned by MSD Capital, L.P. Michael S. Dell is the controlling member of, and may be deemed to beneficially own the common shares and warrants beneficially owned by, MSD Capital Management. Each of Glenn R. Fuhrman, John C. Phelan and Marc R. Lisker is a manager of MSD Capital Management LLC and may be deemed to have or share voting and/or dispositive power over, and beneficially own, the common shares and warrants beneficially owned by MSD Capital Management LLC. Each of Mr. Dell, Mr. Fuhrman, Mr. Phelan and Mr. Lisker disclaim beneficial ownership of such common shares and warrants, except to the extent of the pecuniary interest of such person in such shares and warrants. The address for SOF Investments, L.P. is c/o MSD Capital, L.P., 645 Fifth Avenue, 21st Floor, New York, NY 10022.

(9)   Includes: (i) 151,007 shares of common stock held by TCW Shared Opportunity Fund IV, L.P. (“TCW-IV”); (ii) 38,115 shares of common stock issuable upon conversion of preferred stock held by TCW-IV; (iii) 23,892 shares of common stock issuable upon exercise of warrants held by TCW-IV; (iv) 31,046 shares of common stock held by TCW Shared Opportunity Fund IVB, L.P. (“TCW-IVB”); (v) 7,771 shares of common stock issuable upon conversion of preferred stock held by TCW-IVB; (vi) 4,888 shares of common stock issuable upon exercise of warrants held by TCW-IVB;(vii) 534,867 shares of common stock held by TCW Shared Opportunity Fund V, L.P. (“TCW-V”); (viii) 134,752 shares of common stock issuable upon conversion of preferred stock held by TCW-V; and (ix) 84,538 shares of common stock issuable upon exercise of warrants held by TCW-V. The investment adviser to TCW-IV, TCW-IVB and TCW-V is TCW Asset Management Company, an SEC-registered investment adviser, and, as such, has dispositive and voting power with respect to the shares held by the funds it advises. The address for TCW Asset Management Company is 11100 Santa Monica Boulevard, Suite 2000, Los Angeles, CA 90025.

(10)  Includes 430,015 shares of restricted common stock and 21,757 shares of restricted preferred stock that are convertible into 93,355 shares of common stock.

(11)  Includes 70,680 shares of restricted common stock and 3,570 shares of restricted preferred stock that are convertible into 15,318 shares of common stock.

(12)  Includes 62,417 shares of restricted common stock and 3,175 shares of restricted preferred stock that are convertible into 13,623 shares of common stock.

(13)  Includes 62,417 shares of restricted common stock and 3,175 shares of restricted preferred stock c that are convertible into 13,623 shares of common stock.

(14)  Includes 52,370 shares of restricted common stock and 2,636 shares of restricted preferred stock that are convertible into 11,310 shares of common stock.

(15)  Includes 8,000 shares of common stock purchased in the open market and 4,408 shares of restricted common stock.

(16)  Represents of 4,408 shares of restricted common stock granted to each of these directors.

Compensation Discussion & Analysis

Executive Summary

This Compensation Discussion and Analysis describes the key principles and material elements of the Company’s compensation policies for the “Named Executive Officers” of the Company identified in the “Executive Compensation” section. Much of what is discussed below, however, applies generally to the Company’s executives and is not limited to the Named Executive Officers. Some aspects of the compensation of the Company’s executives during 2010 were of a non-recurring nature and relate specifically to the Company’s reorganization proceedings under Chapter 11 of the U.S. Bankruptcy Code (the “Chapter 11 proceedings”) which commenced in August 2009 in the U.S. Bankruptcy Court for the District of Delaware and culminated in a Second Amended Plan of Reorganization (“Chapter 11 Plan”) pursuant to which the Company emerged from the Chapter 11 proceedings on May 27, 2010. We have therefore included a discussion of our compensation policies in periods before and after 2010 where relevant to provide context and facilitate understanding.

Prior to the onset in late 2008 of severe conditions in the automotive industry and general economy that ultimately led to the commencement by the Company of the Chapter 11 proceedings in 2009, the Compensation Committee, with the assistance of independent executive compensation consultants, regularly reviewed the various elements of the Company’s executive compensation program and made annual determinations concerning executive compensation on the basis of such reviews. In the latter part of 2008 and continuing into 2009, the Compensation Committee, with the agreement of the Company’s senior management, adopted a number of cost-reduction measures in response to the difficult economic conditions. These measures, applicable to the Named Executive Officers as well as other salaried employees, included a temporary 10% reduction in base salary that remained in effect from January 2009 through September 2009; the suspension of the Company’s annual bonus plan program applicable to the Company’s executive officers for the first half of 2009; mandatory one-week unpaid vacation; the suspension of Company fixed matching contributions under the applicable qualified defined contribution plan that remained in effect from January 2009 through December 2009; and the freezing of benefit accruals under the applicable qualified defined benefit retirement plans that remains in effect. The compensation of the Named Executive Officers approved by the Compensation Committee for 2009 was therefore not based on its customary review, but on the exigencies facing the Company at the time. The cost-reduction actions were not intended to reflect a permanent change in the Company’s compensation philosophy or practices, but were taken as temporary measures in response to extraordinary conditions. Early in 2009, the Committee retained Hewitt Associates (since merged into Aon Hewitt) to assist in reviewing the Company’s executive compensation program and recommending appropriate modifications. During the course of the year, the Committee determined that, in light of the extraordinary circumstances and the temporary cost-reduction measures implemented during the year, the program review as initially contemplated should be deferred. The Company ultimately commenced its Chapter 11 proceedings in August 2009.

In the latter part of 2009 and continuing into 2010, the Company was engaged in negotiations with various parties having interests in its Chapter 11 proceedings, including a number of parties who ultimately became the Company’s largest shareholders and the Official Committee of Unsecured Creditors appointed by the U.S. Bankruptcy Court. The negotiations ultimately led to the filing of the Chapter 11 Plan, the approval of the plan by the U.S Bankruptcy Court, and the Company’s emergence from the Chapter 11 proceedings in May 2010. Among the matters negotiated and determined by the Chapter 11 Plan were the retention of the Company’s key executives, including the Named Executive Officers, following emergence from bankruptcy, and the compensation payable to them. Under the Chapter 11 Plan, the common stock of the Company that had been purchased by certain of the Company’s executives, including the Named Executive Officers, stock options that had been granted to the executives over a number of years, and stock units the executives had purchased and acquired under the Company’s management stock purchase program, were all valued at zero and canceled. Existing employment agreements, compensation plans, and annual bonus and long-term incentive awards for periods ending December 31, 2010 and thereafter were continued in effect under the Chapter 11 Plan. In addition, certain executives, including the Named Executive Officers, were granted special bonuses payable upon the Company’s successful emergence from bankruptcy, and new equity-based awards. Due to the pendency of the Chapter 11 proceedings, the Compensation Committee did not conduct its customary review of the Company’s executive compensation programs for 2010 and did not increase the base salaries nor the annual bonus targets of the Company’s senior executives for 2010, leaving those amounts at the levels established for 2008. The Committee established incentive award performance metrics relating to the Company’s performance in 2010 based upon the 2010 business plan of the Company approved by its Board of Directors in December 2009. These 2009 compensation decisions remained in effect under the Chapter 11 Plan.

Upon the Company’s emergence from the Chapter 11 proceedings, a new Board of Directors of the Company was appointed in accordance with the Chapter 11 Plan. In August 2010, the Board appointed a newly constituted Compensation Committee. Following a preliminary review of the Company’s existing executive compensation plans and awards and the effect of the Chapter 11 Plan, the Compensation Committee engaged Pay Governance LLC to assist in the analysis of pending incentive awards granted prior to the Company’s emergence from the Chapter 11 proceedings and in conducting a comprehensive review of the Company’s executive compensation program and philosophies, including an assessment of the competitiveness of the program as compared to the external marketplace and the recommendation of appropriate changes to take effect in 2011. Following review in the first quarter of 2011 of recommendations from Pay Governance, the Compensation Committee recommended, and the Board of Directors approved, a number of modifications to the Company’s executive compensation program to take effect in 2011. The Compensation Committee and Board also established new base salaries and annual bonus targets for executives, including the Named Executive Officers, for 2011, and approved annual and long-term incentive award payments for performance periods ending December 31, 2010.

As discussed above, the compensation of the Company’s Named Executive Officers for 2010 was based on programs and philosophies established, and processes followed, prior to the Company’s Chapter 11 proceedings and on the Chapter 11 Plan itself. It is therefore necessary to describe these past programs, philosophies and processes, and the effect of the Chapter 11 Plan, notwithstanding certain changes that were adopted in 2011.

Historical Compensation Philosophy and Objectives

The objective of the Company’s compensation program has been to link executive compensation to Company performance in a manner that accomplishes the following:

•	enables the Company to attract and retain a highly qualified executive leadership team;

•	aligns the interests of executives with those of stockholders; and

•	motivates the Company’s leadership team to implement its long-term growth strategy while delivering consistently strong financial results.

The program was designed to reward sustained enterprise value growth through incentives based on the achievement of performance objectives over varying time periods. As detailed below, the Company’s incentive programs emphasize specific Company or group-wide objectives over subjective, individual goals. Discretionary features of these programs allow for the recognition of achievements which the objective performance criteria do not fully measure but which further the Company’s key strategies. Base salary has been designed, in general, to be near the median of the range applicable to companies deemed comparable to the Company and performance-based compensation has been designed to provide opportunities above median levels in the industries in which the Company competes for executives.

In adopting some of the changes in the Company’s executive compensation program to take effect in 2011, the Compensation Committee and Board affirmed the philosophy that the target compensation for its executives based on the achievement of target-level performance should be at the 50th percentile among comparable companies, with actual compensation at the 75th percentile or above with commensurate actual financial performance; and that executive pay should be based on market data, but that pay positioning for individuals can be above or below market median based on responsibilities, business needs, internal equity and individual factors.

Processes Relating to Executive Compensation

It is the responsibility of the Compensation Committee to assist in discharging the Board’s responsibilities relating to the compensation of the Company’s directors and executive officers and the oversight of compensation plans, policies and benefit programs. The Company’s human resources executives and professionals, as well as third-party consulting firms with expertise in executive compensation, support the Committee in its work. In evaluating and determining the salary and incentive compensation of the Company’s executive officers, the Committee receives information from the Company’s Vice President, Human Resources and consulting firms engaged by the Committee as well as recommendations from the CEO. The Committee as a whole, following discussions with the CEO, meets privately and determines the salary and incentive compensation of the CEO and the other executive officers of the Company, subject to approval by the Board. Executives whose compensation is under consideration are not present during the Committee’s review meetings. The considerations, criteria and procedures applicable to these determinations are discussed under “Executive Compensation Components.”

2008 Executive Compensation Review that Impacted 2010 Compensation

As discussed above, the base salaries and target incentive compensation awards for executive officers in 2009 and 2010 were not determined based on the type of market review customarily undertaken by the Compensation Committee, but remained at the levels established for 2008, subject to temporary reductions in 2009, due to the special circumstances that existed in 2009 and 2010. A discussion of the processes that governed compensation determinations for 2008 is therefore necessary to an understanding of the compensation of the Company’s Named Executive Officers in 2010. In evaluating the compensation of the Company’s executives for 2008, the Committee engaged Towers Perrin to assess the market competitiveness of the Company’s executive compensation program at the time, with particular focus on total direct compensation, comprised of base salary, annual incentive award opportunities, long-term incentive award opportunities, executive perquisites other than core health and welfare benefits, and executive severance and change-in-control benefits. Towers Perrin compared the Company’s programs in these areas with those of two comparator groups: a group of eleven automotive suppliers selected on the basis of annual sales (ranging from $907 million to $12.4 billion, with a median of $5.0 billion) and a group of 50 companies from various industrial segments also selected on the basis of annual sales (ranging from $290 million to $10.7 billion, with a median of $2.7 billion), as follows:

Automotive Supplier Revenue-Based Comparator Group

• American Axle & Mfg	• Eaton Corp	• Navistar International
• ArvinMeritor	• Fleetwood Enterprises	• PPG Industries Inc
• CLARCOR Inc.	• Hayes-Lemmerz	• Timken Co
• Cooper Tire & Rubber	• Ingersoll-Rand Co Ltd	•

Broad Industrial Comparator Group

• Air Products and Chemicals Inc	• GATX Corp	• OMNOVA Solutions Inc
• American Axle & Mfg.	• Harley-Davidson Inc.	• Owens-Illinois Inc.
• Arctic Cat Inc.	• Harman International Industries	• Parker-Hannifin Corp
• ArvinMeritor Inc	• Harsco Corp	• Plum Creek Timber Co Inc
• Ball Corp	• Hayes Lemmerz	• Rockwell Automation Inc.
• Black & Decker Corp	• HNI Corp	• Smurfit-Stone Container
• Brady Corp	• IDEX Corporation	• Sonoco Products Co
• Cameron International Corp	• ITT Corp	• Steelcase Inc.
• Chesapeake Corp	• Kaman Corp	• Sybron
• CLARCOR Inc	• Lafarge North America	• Terex Corp
• Constar International Inc	• Louisiana-Pacific Corp	• Thomas & Betts Corp

• Cooper Tire & Rubber Co	• MeadWestvaco Corp	• Timken Co (The)
• Donaldson Co Inc.	• Milacron Inc.	• Toro Co (The)
• Dresser-Rand Group Inc	• Mine Safety Appliances Co	• Trinity Industries Inc
• Fleetwood Enterprises Inc.	• Monaco Coach Corp	• USG Corp
• Flowserve Corp	• MSC Industrial Direct Co	• Valmont Industries Inc
• Fortune Brands Inc.	• Navistar International Corp	•

The Committee reviewed the report of Towers Perrin with the CEO and other members of executive management. The Committee considered the Towers Perrin report in determining the total compensation of senior management for 2008, but did not target any percentile level among the comparator groups used in the report in determining the appropriate level of each element of compensation for the executive leadership team. The Committee also took into account distinctions between the Company’s equity-based incentive compensation programs and those offered by many of the companies in the comparator groups arising out of the fact that the Company’s stock was not publicly traded as was the case with many of the comparator group companies. Taking into account the above, the survey data generally reaffirmed that compensation of the executive leadership team as then approved by the Committee was in accordance with the Company’s overall compensation strategy at the time.

Executive Compensation Components

The following describes the elements of compensation available to the Company’s Named Executive Officers during 2010, with discussion, where appropriate, of relevant changes adopted for 2011.

Base Salary

The Company’s senior executives are paid a base salary that is determined prior to or early in each fiscal year, or upon changes in roles or positions within the Company. The Compensation Committee determines the salary of the CEO and, upon the recommendation of the CEO, the salaries of the other executive officers of the Company. The determinations of the Compensation Committee following the Company’s emergence from Chapter 11 are in the nature of recommendations to the Board, which has final approval authority. The Company’s policy is to pay base salaries that are competitive in the markets in which it competes for executives and that take into account the responsibilities and contributions of each executive. The base salary provides executives with a regular stream of income. As discussed above, for 2010, base salaries were set at the levels established for each Named Executive Officer for 2008.

Annual Incentive Award

Prior to or early in each fiscal year, the Compensation Committee has normally determined target annual incentive amounts payable to the executive officers of the Company, including the Named Executive Officers, upon the achievement of performance targets established by the Committee for the year. The targets have customarily been set in terms of the adjusted EBITDA of the Company as a whole or, in some cases, of a particular operating division. Adjusted EBITDA is calculated, in general, as consolidated net income plus the sum of (i) consolidated interest expense, (ii) consolidated income tax expense, (iii) consolidated depreciation and amortization expense, and (iv) certain restructuring charges. As approved by the Committee, additional adjustments are made for non-cash losses or gains, and non-recurring, unusual or infrequent gains, losses or expenses. Adjusted EBITDA is deemed by the Company to be an appropriate objective measurement of the financial performance of the Company. The annual incentive award program is designed to focus the executive leadership team on the achievement of strong financial performance over a one-year period.

In addition to establishing an adjusted EBITDA performance target, the achievement of which entitles senior executives to annual incentive payments at the target levels, the Committee establishes a “threshold” performance target, the achievement of which entitles executives to an annual incentive payment equal to 50% of the target amounts. No annual incentive award is payable if the Company fails to meet the threshold performance target. The Committee has customarily established the threshold performance level as an amount equal to the target adjusted EBITDA for the year less 20% of the following: (a) the target adjusted EBITDA for the year, less (b) the target consolidated depreciation expense of the Company for the year, less (c) the target consolidated amortization expense of the Company for the year. In addition, the Committee sets a “superior performance” target, the achievement of which entitles executives to an annual incentive payment equal to 200% of the target amounts. The Committee has customarily established the superior performance level as an amount equal to the target adjusted EBITDA for the year plus 20% of the following: (x) the target adjusted EBITDA for the year, less (y) the target consolidated depreciation expense of the Company for the year, less (z) the target consolidated amortization expense of the Company for the year. The superior performance level represents a goal deemed difficult to achieve at the beginning of the year based on the assumptions underlying the Company’s business plan, except upon performance substantially exceeding expectations. Except under unusual circumstances such as in 2009 when the annual bonus program was suspended for the first six months of the year, actual annual incentive payments have been determined on a linear basis for adjusted EBITDA attainment above the “threshold” level but not precisely at the “target” or “superior performance” level, and have not been subject to any maximum amount, or “cap.” In the first quarter following the end of the fiscal year to which an annual incentive award applies, the Committee determines whether, and to what extent, the applicable performance targets were achieved based on the Company’s financial results for the fiscal year. The Chapter 11 Plan provided that, for 2010, the annual bonuses for executive officers were to be paid “based on customary formula and business plan adopted by Board in December 2009.”

For 2010, the Compensation Committee granted annual incentive awards to the Company’s executive officers in the manner described above, establishing target award amounts for each executive based on a percentage of base salary. With respect to the Named Executive Officers, the percentage was 100% for Messrs. McElya and Hasler, and 65% for Messrs. Campbell, Stephenson and Hefferon. The Committee set adjusted EBITDA performance targets applicable to the Company as a whole in accordance with the 2010 business plan of the Company as approved by the Company’s Board of Directors in December 2009. The 2010 performance targets were as follows: adjusted EBITDA of $167.5 million (“threshold” performance) for a pay-out of 50% of the executives’ target award amounts; adjusted EBITDA of $185.7 million (“target performance”) for a pay-out of 100% of the executives’ target award amounts and adjusted EBITDA of $203.9 million (“superior performance”) for a pay-out of 200% of the respective executives’ target award amounts. Consistent with the Company’s normal past practice, annual incentive award payments for 2010 were not subject to any maximum amount or “cap.”

In 2010, the Company achieved adjusted EBITDA of $276.7 million for the year, which substantially exceeded the superior performance target that was established by the Compensation Committee based upon the business plan of the Company adopted by the Board in December 2009 and referred to in the Chapter 11 Plan. The 2010 adjusted EBITDA performance of the Company resulted in cash award payments to executive officers, including the Named Executive Officers, equal to six times their target award amounts.

In early 2011, following review by the Compensation Committee of recommendations from Pay Governance, the Board adopted a new Annual Incentive Plan (the “AIP”) to be administered under the Company’s newly adopted 2011 Omnibus Incentive Plan (“Omnibus Plan”). The Committee has granted annual incentive awards for 2011 under the AIP to executive officers, including the Named Executive Officers, and intends to do so in future years. The AIP provides that awards will be paid only subject to the achievement of pre-determined performance goals. The 2011 annual incentive awards granted under the AIP are subject to a cap equal to 200% of the target payment amount. The Committee established target, threshold and superior performance levels applicable to the 2011 annual incentive awards based on the adjusted EBITDA of the Company in 2011. The threshold and superior performance levels for 2011 equate to 80% and 120%, respectively, of the applicable target adjusted EBITDA performance level, with no adjustments relating to target depreciation and amortization such as those applicable to awards prior to 2011.

Long Term Incentive Compensation

In 2010 as in prior years, the Company made cash awards under its Long Term Incentive Plan (the “Old LTIP”), which provided for the granting by the Committee of performance-based awards to executive officers covering performance periods of one year or longer. As described further below, in early 2011 the Committee approved a new Long Term Incentive Plan (the “New LTIP”) under the Omnibus Plan. Awards under the Old LTIP were normally granted in the first quarter of each year. At the time awards were granted, the Committee established performance targets and a payment scale which determined payout amounts at different levels of performance. After the end of the performance period, the Committee determined, and will continue to determine for outstanding awards, whether, and to what extent, performance targets have been achieved and the amount of any awards that have been earned. Award amounts are subject to discretionary adjustment by the Committee (they may be adjusted downward up to 80% or upward up to 150%). If a participant engages in “inimical conduct,” meaning an action or omission contrary to the best interest of the Company, before payment of an award is made, the payment is subject to forfeit. Awards under the Old LTIP were designed to focus the executive leadership team on strong, sustained cash generation and have therefore been based on the achievement of operating cash flow objectives for the Company as a whole, generally over three-year performance periods.

At the time Old LTIP awards were granted, the Committee established a target award amount for each executive which represented the amount the executive would receive at the conclusion of the applicable performance period if performance targets were met during the period. Target award amounts were based on the level of responsibility of the executive and other performance-based factors. In 2010, the Committee established target award amounts for the Named Executive Officers under the Old LTIP for the three-year period ending December 31, 2012, as follows: $350,000 for Messrs. McElya and Hasler, $200,000 for Messrs. Stephenson and Campbell, and $100,000 for Mr. Hefferon. These Old LTIP award targets were in all cases unchanged from those established as a result of the market-based compensation review used by the Committee to determine 2008 executive compensation levels, as described above.

Old LTIP awards have historically been based on the achievement of operating cash generation goals. Based on the business plan of the Company, the Committee has established specific operating cash flow targets for the Company as a whole on an annual basis. The “target” performance level has represented what the Committee deemed to be good operating cash flow performance for the year which was reasonably capable of achievement at a high level of performance on the part of the executive leadership team and the employees of the Company, based on the assumptions and business conditions on which the business plan of the Company was based. Old LTIP awards for the three-year performance period ending December 31, 2010 were based on the achievement of operating cash flow targets for the years ending December 2008, 2009 and 2010. The target operating cash flow for 2008 was established at $179.0 million, for 2009 at $122.5 million and for 2010 at $100.0 million.

At the end of each Old LTIP performance period, the Committee has determined the extent to which the Company’s mean average operating cash flow performance during the performance period met the mean average of the annual operating cash flow targets established by the Committee during the period. Subject to the right of the Committee to make adjustments under the plan, Old LTIP award payouts have been, and will continue to be for outstanding awards, determined in accordance with the following:

Achievement Level (Average)	Payout % of Target Opportunity
Less than 90% of mean target	0%
At 90% of mean target	50%
Each 1% over 90%	+5%
At target	100%
Each 1% above target	+10%

The Chapter 11 Plan provided that Old LTIP awards, including those for the three-year performance period ending December 31, 2010, were to be administered “in accordance with terms.” For the three-year performance period ending December 31, 2010, the mean average operating cash flow performance of the Company was 24.41% above target. For the Named Executive Officers, the mean operating cash flow performance for the

Company during the three-year period ending December 31, 2010, as compared to the mean average of the annual operating cash flow targets that had been established by the Committee during the period, resulted in cash award payments equal to 344.1% of their respective target award amounts.

In early 2011, upon the recommendation of the Committee, the Board adopted the New LTIP. The terms of the New LTIP are substantially similar to the Old LTIP, except that the New LTIP is established under the Omnibus Plan and is therefore subject to the parameters of the Omnibus Plan. The Committee granted awards under the New LTIP to executive officers, including four of the Named Executive Officers, in the first quarter of 2011. For the Named Executive Officers, the target New LTIP award amounts for the three-year performance period ending December 31, 2013 were as follows: for Mr. McElya, $715,000; for Mr. Stephenson, $250,000; for Mr. Campbell, $165,000; and for Mr. Hefferon, $75,000. Mr. Hasler, who has announced his retirement from the Company effective July 1, 2011, was not granted a New LTIP award. These award amounts were determined by the Committee following its review of the benchmarking analysis and recommendations of Pay Governance. The Committee applied a strategy whereunder target New LTIP awards, together with 2011 equity grants under the Omnibus Plan, would result in total cash and equity-based long-term incentive awards to the Named Executive Officers in 2011 having a value approximating 50% of the median total long-term incentive awards granted in a year to executives in similar positions at comparable companies, with the intention of transitioning to competitive award levels in future years. Similar to the AIP, the new LTIP provides that awards will be paid only subject to the achievement of pre-determined performance goals. The New LTIP awards granted in 2011 are based on the achievement by the Company of operating cash generation goals over the three year period ending December 31, 2013. The awards are subject to a cap equal to 200% of the target payment amount. Instead of the payment formula applicable to awards under the Old LTIP, the Committee established target, threshold and superior performance levels applicable to the New LTIP awards granted in 2011 similar in general design to those applicable to the annual incentive awards for 2011. The threshold and superior performance levels pertaining to these New LTIP awards equate to 80% and 120%, respectively, of the applicable target performance level.

2004 Stock Incentive Plan and 2010 Management Incentive Plan

Prior to the Company’s emergence from the Chapter 11 proceedings, the Company maintained the 2004 Cooper-Standard Holdings Inc. Stock Incentive Plan, which permitted the granting of equity-based awards to employees and directors. At the time the Company commenced the Chapter 11 proceedings, it had outstanding options granted to certain executives to purchase 190,615 shares of common stock at a price of $100 per share from December 2004 through 2007 and additional outstanding options granted to certain executives in 2008 to purchase 22,000 shares of common stock at a price of $120 per share. Pursuant to the Chapter 11 Plan, all of the outstanding options under the 2004 plan were cancelled as of May 27, 2010, with no consideration being paid to holders of the options, including the Named Executive Officers.

Upon its emergence from the Chapter 11 proceedings in May 2010, the Company adopted the 2010 Cooper-Standard Holdings Inc. Management Incentive Plan (the “Management Incentive Plan”). The Management Incentive Plan provided for initial awards to be made on the effective date of the Chapter 11 Plan to key employees of the Company (“Initial Grant Awards”) and further awards to be made any time thereafter to key employees and directors of the Company (“Future Grant Awards”). The terms of the Management Incentive Plan and the size and allocation of the Initial Grants were negotiated as part of the process that culminated in the filing and approval of the Chapter 11 Plan.

Number of Shares. The total number of shares issued under the Management Incentive Plan as Initial Grant Awards were as follows: (1) 4% of the Common Stock (or 757,896 shares of Common Stock, plus, subject to realized dilution on warrants of the Company, an additional 104,075 shares of Common Stock) to be granted as restricted stock; (2) 4% of the Preferred Stock (convertible to 178,783 shares of Common Stock) to be granted as restricted Preferred Stock; and (3) 3% of the equity (or 702,509 shares of Common Stock, plus, subject to realized dilution on the warrants, an additional 78,057 shares of Common Stock) to be granted as stock options. The total number of shares authorized to be issued under the Management Incentive Plan as Future Grant Awards was 3% of the equity (or 702,509 shares of Common Stock, plus, subject to realized dilution on the warrants, 78,057 shares of Common Stock).

Stock Options. Under the Management Incentive Plan, the exercise price of each stock option is to be fair market value. Each stock option becomes vested at such times as may be designated by the Board or the Compensation Committee and set forth in the applicable award agreement. Stock options granted under the Management Incentive Plan become exercisable at such time and upon such terms and conditions as may be determined by the Committee and set forth in the applicable award agreement, but in no event may a stock option be exercisable more than ten years after the date it is granted.

Restricted Stock. Until all restrictions upon the shares of restricted stock or restricted preferred stock awarded to a participant under the Management Incentive Plan lapse at the times set forth in the applicable award agreement, such shares may not be sold, transferred or otherwise disposed of or pledged. The payment to the participant of any dividends or distributions declared or paid on such shares of restricted stock or restricted preferred stock awarded to the participant will be deferred until the lapsing of the restrictions imposed upon such shares. Any such deferred dividends or distributions may be credited during the deferral period with interest at a rate per annum as the Board or Committee, in its discretion, may determine. Payment of any such deferred dividends or distributions, together with any interest accrued thereon, will be made upon the lapsing of the restrictions imposed on such shares and any such deferred dividends or distributions (together with any interest accrued thereon) will be forfeited upon the forfeiture of such shares.

Change of Control. In the event of a Change of Control (as such term is defined in the Management Incentive Plan), 50% of the then unvested portion of all outstanding Initial Grant Awards will vest (and any restrictions thereon shall lapse). The remaining outstanding Initial Grant Awards shall vest (and any restrictions thereon shall lapse) in accordance with their terms; provided however, that upon a termination of a participant’s employment by the Company and its affiliates without Cause or by the participant for Good Reason (as those terms are defined in an executive’s employment agreement if applicable, or else as defined in the Management Incentive Plan), within two years after such Change of Control, the remaining outstanding Initial Grant Awards will vest (and any restrictions thereon shall lapse) with respect to the remaining outstanding shares of such Initial Grant Awards.

Initial Grant Awards. On the Effective Date, Initial Grant Awards were made to key employees of the Company. The stock options, restricted stock, and restricted preferred stock granted as Initial Grant Awards vest in equal installments on each anniversary of the grant date for four years, while the participant remains employed (other than Mr. McElya who did not receive any stock options and whose restricted stock and restricted preferred stock will vest in equal installments over three years).

All of the Named Executive Officers also received equity awards in respect of warrants, which vest (or restrictions thereon lapse) and become exercisable on the later of the date on which (i) the stock option or restricted stock vests (or restrictions thereon lapse) and becomes exercisable in accordance with its terms or (ii) any or all of the warrants issued to third parties under the Chapter 11 Plan are exercised, in each case in an amount determined based on the number of shares issued upon the exercise of such warrants, which shall be determined for each exercise of a warrant by multiplying the award by the Warrant Factor (as defined below); provided that upon termination of the participant’s employment prior to full exercise or expiration of the warrants, the award shall vest and become exercisable to the extent that the stock option or restricted stock vested (or restrictions thereon have lapsed) and became exercisable as of the date of such termination in accordance with its terms and in an amount determined by multiplying the award by the Deemed Warrant Factor. Warrant Factor means, at the time of each exercise of warrants, (i) the number of shares actually issued by the Company upon such exercise divided by (ii) the total amount of outstanding warrants. Deemed Warrant Factor means, as of the date of the participant’s termination of employment, (i) the number of shares that would have been issued by the Company if the warrants outstanding and unexercised as of such date were deemed exercised on a net exercise basis, based on the market value of such shares as of such date, divided by (ii) the total amount of outstanding warrants.

Unvested outstanding awards are generally canceled by the Company without consideration upon termination of employment, provided that upon termination without Cause, by the participant for Good Reason, or due to the participant’s death or Disability (generally as such terms are defined in an executive’s employment agreement if applicable, or else as defined in the Management Incentive Plan), the participant shall be deemed vested as of the date of such termination in any of the equity awards that would have otherwise vested in the calendar year in which such termination occurs.

The initial grant allocations to the Named Executive Officers were as set forth in the table below. The size of the awards was determined through negotiations among various parties having an interest in the Company’s Chapter 11 proceedings, including a number of parties who ultimately became the Company’s largest shareholders.

	Restricted Common Stock	Restricted Common Stock in Respect of Warrants	Restricted Preferred Stock	Stock Options	Stock Options in Respect of Warrants
James S. McElya	375,940	54,075	21,534	0	0

Edward A. Hasler	61,680	9,000	3,533	110,000	13,857

Allen J. Campbell	54,581	7,566	3,142	93,000	11,941

Keith D. Stephenson	54,581	7,566	3,142	93,000	11,941

Timothy W. Hefferon	46,023	6,347	2,636	83,508	10,722

The stock options were granted with an exercise price equal to the fair market value of the common stock of the Company under the Chapter 11 Plan, which was $25.52 per share.

2011 Omnibus Incentive Plan

In early 2011, the Committee recommended, and the Company’s Board of Directors approved, adoption of the Omnibus Plan. The Omnibus Plan replaces the Management Incentive Plan and provides for the grant of stock options, stock appreciation rights, shares of common stock, restricted stock, restricted stock units, restricted preferred stock, incentive awards and certain other types of awards to key employees and directors of the Company and its affiliates. On March 15, 2011, options to purchase shares of the Company’s common stock at an exercise price equal to their fair market value on the date of grant were granted to four of the Named Executive Officers, as follows: Mr. McElya, 37,500 shares; Mr. Stephenson, 13,000 shares; Mr. Campbell, 8,700 shares; and Mr. Hefferon, 3,900 shares. Mr. Hasler, who has announced his retirement from the Company effective July 1, 2011, was not granted options in 2011. The size of these option grants was determined by the Committee following its review of the benchmarking analysis and recommendations of Pay Governance. The Committee applied a strategy whereunder 2011 equity grants under the Omnibus Plan, together with New LTIP awards granted in 2011, would result in total cash and equity-based long-term incentive awards to the Named Executive Officers in 2011 having a value approximating 50% of the median total long-term incentive awards granted in a year to executives in similar positions at comparable companies, with the intention of transitioning to competitive award levels in future years. As of March 21, 2011, there are 552,669 shares plus, subject to realized dilution with respect to warrants, 78,057 shares of the Company’s common stock reserved under the Omnibus Plan that remain available for grant.

Management Stock Purchase Plan

The Company has a nonqualified deferred compensation plan which, prior to the Company’s commencement of the Chapter 11 proceedings, allowed eligible executives and directors, including the Named Executive Officers, to defer base pay, bonus payments and long-term incentive pay and have it allocated on a pre-tax basis to various investment alternatives and ultimately distributed to the executive at a designated time in the future. The plan included a feature referred to as the “Management Stock Purchase Plan” which provided participants the opportunity to “purchase” Company stock units with income deferred under the Deferred Compensation Plan at a price based on the fair value of Company common stock as determined by the Committee. Purchased stock units were matched by the Company at year-end on a one-for-one basis, subject to an annual aggregate cap for all executives of $1,500,000 worth of matching units or 15,000 matching units, whichever was less. Matching units vested ratably over a three-year period. Stock units were to be distributed in the form of restricted shares of the Company’s common stock at a time in the future designated by the participant or, at the Company’s discretion in the case of purchased units, in cash. A variety of other deemed fixed income and equity investment options were also available under the plan, though deferrals allocated to such options were not matched. The Company suspended the deferred compensation plan and Management Stock Purchase Plan upon the commencement of the Chapter 11 proceedings. Under the Chapter 11 Plan, all stock units purchased or acquired through matching under the plan were cancelled with no consideration paid to holders of stock units.

Retirement Plan Benefits

The Named Executive Officers participate in our qualified defined benefit retirement plan, our 401(k) savings plan and our nonqualified retirement plans. Benefits under these plans provide executives with an income source during their retirement years, and reward executives for long service to the Company. We believe that our retirement plans are generally competitive in the industries in which we compete for executives and assist the Company in attracting and retaining a high caliber executive leadership team.

This section summarizes the terms of the retirement benefits in effect as of the disclosure date, December 31, 2010. In response to the continued economic downturn affecting our industry, the Company decided in December 2008 to implement a number of cost-reduction measures that became effective in 2009 and remained in effect in 2010. These measures included a freeze in future accruals under the Company’s qualified defined benefit retirement plan effective February 1, 2009, and a suspension of fixed matching contributions under the Company’s 401(k) savings plan effective from January 1, 2009 through December 31, 2009. While the Company’s nonqualified supplementary benefit plan continued to accrue benefits during this period, it was amended so that it did not “make up” for benefit accruals that are lost due to the changes in the qualified plans described above. After undertaking the emergency measures described above, the Company conducted an overall qualified retirement program design review during the 2009 calendar year and implemented a new qualified retirement program which became effective January 1, 2010. In 2010, the Company retained its outside consultant, Towers Watson, to review the design of the Company’s nonqualified retirement benefits in light of competitive conditions and the changes made to the Company’s qualified retirement plans. As a result of such review, changes to the Company’s nonqualified retirement plans were made effective January 1, 2011, as discussed below.

Defined Benefit Retirement Plans

The Cooper-Standard Automotive Inc. Salaried Retirement Plan (“CSA Retirement Plan”) is a defined benefit plan that covers all non-union employees of the Company in the United States, including the Named Executive Officers. As indicated above, a freeze in future accruals under the CSA Retirement Plan became effective on February 1, 2009. However, because the terms of the CSA Retirement Plan are still relevant in the determination of ongoing pension accruals under the Supplementary Benefit Plan (as further described below), a summary of such terms has been retained in this disclosure.

The CSA Retirement Plan is funded by Company contributions only. There are two types of benefits under the plan, a cash balance benefit and a final average pay benefit. There are two separate “grandfathered” final average pay formulas in the plan, but only one of those formulas applies for purposes of the Named Executive Officers whose benefits are governed by final average pay provisions, so that formula is described herein. The final average pay benefit ceased to be available effective January 1, 2002 with respect to any participant who was not at least 40 years of age and had at least 15 years of earned service as of that date.

The cash balance portion of the CSA Retirement Plan states benefits in the form of a hypothetical account established for each participant. Prior to the February 1, 2009 CSA Retirement Plan freeze, cash balance accounts increased by two components: a pay credit equal to a stated percentage of a participant’s compensation (as defined more specifically below under “Determination of Benefits under Plans”) each year, and an earnings credit equal to the interest rate paid on 30-year Treasury bonds times the hypothetical account balance. Effective with the February 1, 2009 freeze, future pay credits are no longer provided under the CSA Retirement Plan, but future interest credits are still provided.

The final average pay benefit portion of the CSA Retirement Plan provides benefits stated as an annuity equal to 1.5% times the participant’s average compensation (the highest five of the last ten years, as further described below in “Determination of Benefits under Plans”) times his or her years of service. Effective with the February 1, 2009 freeze, additional accruals related to service earned and pay received after the freeze are no longer provided under the CSA Retirement Plan. This final average pay benefit is payable on an unreduced basis at age 62 or upon attainment of age 55 with 30 years of service.

In 2010, as in prior years, the Company maintained the Cooper-Standard Automotive Inc. Nonqualified Supplementary Benefit Plan (the “Supplementary Benefit Plan”) for the benefit of certain employees (those who are members of a select group of highly-compensated executive employees, including the Named Executive Officers). The Supplementary Benefit Plan provided for an additional pension benefit that was designed to compensate for any reduced benefits under the CSA Retirement Plan due to limits imposed by the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”). The Supplementary Benefit Plan was also designed to provide Mr. McElya a final average pay benefit as if he were eligible for the benefits described under “Final Average Pay Design” below, but offset for the annuity equivalent of his qualified and non-qualified cash balance benefits. For cash balance participants, the Supplementary Benefit Plan also provided for an enhanced pay credit as further described under the heading “Determination of Benefits Under Plans” below. The Supplementary Benefit Plan continued to accrue benefits in 2010 but did not “make up” for benefit accruals that were lost due to the February 1, 2009 freeze of the CSA Retirement Plan. Effective as of January 1, 2011, as a result of the recommendations made by Towers Watson, the Company adopted a new Supplemental Executive Retirement Plan (“SERP”) that replaced the benefits accrued through December 31, 2010 under the Supplementary Benefit Plan, and provides a new allocation formula for periods on and after January 1, 2011 to correspond with changes made to the Company’s 401(k) savings plan. The Company also amended and restated the Supplementary Benefit Plan to eliminate benefits for all participants (since such benefits will now be provided under the SERP) except for the final average pay benefit that certain executive officers, including Messrs. McElya and Hasler as described below, will receive.

Defined Contribution Retirement Plans

The Cooper-Standard Automotive Inc. Enhanced Investment Savings Plan (the “CSA Savings Plan”) is a tax-qualified 401(k) retirement savings plan pursuant to which all U.S. non-union employees, including the Named Executive Officers, may contribute the lesser of up to 50% of their compensation or the limit prescribed by the Internal Revenue Code. Prior to the 2010 re-design of the plan, the Company imposed lower deferral percentage limits on highly-compensated employees. The Company contributions made under the CSA Savings Plan, which are discretionary, have varied during the last few years as a result of the economic downturn as described below.

Prior to 2009, the CSA Savings Plan provided a fixed matching contribution equal to 40% of employee contributions up to 5% of compensation, with a maximum matching contribution of 2% of compensation, and permitted the Company to make additional discretionary contributions depending upon Company performance.

As described earlier in this section, in response to the continued economic downturn, the Company decided to suspend the fixed Company matching contributions from January 1, 2009 through December 31, 2009. After the end of the year, the Company made a discretionary matching contribution for 2009 equal to 10% of employee contributions up to 5% of compensation (subject to a maximum discretionary matching contribution of 0.5% of compensation). At that time, the CSA Savings Plan used the same definition of compensation as that described below under “Cash Balance Design” except that retention bonuses were excluded. Further, the Company redesigned its overall qualified retirement program effective January 1, 2010 to create a safe harbor defined-contribution-only program which improves cost predictability and reduces cost volatility while providing a market competitive program to its employees. The new program provides the same 40% fixed matching on employee contributions of up to 5% of compensation that was in effect prior to the 2009 suspension and continues to permit additional discretionary contributions depending on Company performance. An additional non-matching employer contribution of 3% to 5% of compensation (depending on a participant’s age plus service with the Company) was also added to the plan to provide a solid foundation for retirement savings and to in part replace the loss of future qualified defined benefit plan accruals which are no longer offered under the CSA Retirement Plan. As part of the redesign, the CSA Savings Plan now generally considers all taxable compensation of an employee, but capped as required by Internal Revenue Code rules. Company contributions are 100% vested after the employee has 2 years of service. Employee contributions are always 100% vested.

Prior to its amendment and restatement effective January 1, 2011, the Supplementary Benefit Plan also (1) provided for an additional nonqualified employer contribution which made up for any Company contributions to the CSA Savings Plan that were not permitted to be made due to limitations under the Internal Revenue Code, but did not make up for fixed matching contributions that were lost due to the suspension of such contributions in 2009, and (2) provided a nonqualified employer contribution which, when combined with the CSA Savings Plan employer contribution generally, and with respect to 2009, assuming the fixed Company matching contributions had not been suspended, provided for a total employer contribution of 6% of compensation (without regard to qualified plan limits prescribed by the Internal Revenue Code). Effective as of January 1, 2011, as a result of the recommendations made by Towers Watson, the Company adopted the new SERP to replace the account balance benefits accrued through December 31, 2010 under the Supplementary Benefit Plan, and provides a new allocation formula for periods on and after January 1, 2011 to correspond with the changes made to the CSA Savings Plan described above.

Changes to Nonqualified Retirement Plans Effective January 1, 2011

The new SERP is designed to provide benefits to participants that are generally of substantially similar value to those formerly provided under the Supplementary Benefit Plan, but in a streamlined fashion and based on a defined contribution model that more closely resembles our 401(k) savings plan. For new participants after January 1, 2011, the SERP will provide a benefit equal to one and one-half times the percentage of Company contributions actually credited to the participant’s account under the CSA Savings Plan, multiplied by the participant’s compensation (without regard to qualified plan limits prescribed by the Internal Revenue Code), but offset by the amount of Company contributions made for such participant under the CSA Savings Plan. For participants as of January 1, 2011 (other than participants receiving a final average pay benefit under the Supplementary Benefit Plan), the SERP will provide a benefit equal to a multiple of between two and three times the percentage of Company contributions actually credited to the participant’s account under the CSA Savings Plan, multiplied by the participant’s compensation (without regard to qualified plan limits prescribed by the Internal Revenue Code), but offset by the amount of Company contributions made for such participant under the CSA Savings Plan. In addition, the SERP will provide such participants with an opening account balance under the SERP equal to the lump sum value of their account balance benefit, including their cash balance benefit that had accrued under the Supplementary Benefit Plan as of December 31, 2010. For participants as of January 1, 2011 who receive a final average pay benefit under the Supplementary Benefit Plan, including Messrs. McElya and Hasler, the SERP will provide a benefit equal to the amount of Company contributions that would be credited to the participant’s account under the CSA Savings Plan, if the participant’s compensation were determined without regard to qualified plan limits prescribed by the Internal Revenue Code, less the amount of such contributions actually made to such participant’s account under the CSA Savings Plan.

Determination of Benefits Under Plans

Prior to January 1, 2011, benefits under the CSA Retirement Plan and the nonqualified defined benefit portion of the Supplementary Benefit Plan were governed by either a cash balance design or a final average pay design. Under the Supplementary Benefit Plan as amended and restated effective as of January 1, 2011, benefits for participants with a final average pay benefit continue to be governed by the final average pay design, and for Mr. McElya, a cash balance design as well. Although a freeze in future accruals under the CSA Retirement Plan became effective on February 1, 2009, the terms of the CSA Retirement Plan are still relevant in the determination of ongoing pension accruals under the Supplementary Benefit Plan, as further elaborated upon below.

Cash Balance Design

Through the end of 2010, when the Supplementary Benefit Plan was amended and restated to, among other things, eliminate a cash balance feature for all participants other than Mr. McElya, annual pay credits were added to a participant’s cash balance account at the end of each year, based on the participant’s compensation for the year and the sum of the participant’s age and service as of the beginning of that year. Compensation used as the basis for pay credits (“Compensation”) included all compensation reported as wages for federal income tax purposes excluding employer contributions to a plan of deferred compensation, income attributable to stock options (including income attributable to any disqualifying dispositions thereof), director fees, sales awards, relocation bonuses, signing bonuses, lump-sum severance payments, suggestion system awards, tuition reimbursement, payment upon the exercise of stock appreciation rights or in lieu of the exercise of stock options, imputed income (such as, but not limited to, group term life insurance that is reported as taxable income), benefits accruing or payable under nonqualified retirement plans, expatriate income, and other amounts that were either excludable or deductible from income in whole or in part for federal income tax purposes, or that represented payments pursuant to a program of benefits or deferred compensation, whether or not qualified under the Internal Revenue Code. Annual pay credits were provided as follows:

Sum of Age and Years of Service	CSA Retirement Plan Applicable Percentage(1)	Supplementary Benefit Plan Applicable Percentage(2)
Up to 35	3.0%	6.0%
36 – 50	4.0%	8.0%
51 – 65	5.5%	11.0%
66 – 80	7.5%	15.0%
over 80	10.0%	20.0%

(1)

Although future pay credits were not provided under the CSA Retirement Plan after the February 1, 2009 freeze date, prior to February 1, 2009, the CSA Retirement Plan provided a pay credit equal to the executive’s Compensation, subject to qualified plan limitations under the Internal Revenue Code, multiplied by the percentage listed under the “CSA Retirement Plan Applicable Percentage” heading above.

(2)

Prior to the February 1, 2009 freeze of the CSA Retirement Plan, the Supplementary Benefit Plan provided a pay credit equal to the difference between (1) the executive’s Compensation, without regard to qualified plan limitations, multiplied by the percentage listed under the “Supplementary Benefit Plan Applicable Percentage” heading above, and (2) the pay credit which provided under the CSA Retirement Plan determined in the manner described in footnote 1 above.

After the February 1, 2009 freeze of the CSA Retirement Plan until the Supplementary Benefit Plan’s amendment and restatement effective January 1, 2011, the Supplementary Benefit Plan provided a pay credit equal to the difference between (1) the executive’s Compensation, without regard to qualified plan limitations, multiplied by the percentage listed under the “Supplementary Benefit Plan Applicable Percentage” heading above, and (2) the hypothetical pay credit which would have been provided under the CSA Retirement Plan had that plan not been frozen, determined in the manner described in footnote 1 above. Such amounts will continue to be credited in 2011 for Mr. McElya, who continues to be covered under the Supplementary Benefit Plan.

Annual interest credits were also added to a participant’s cash balance account each year. This credit was calculated by multiplying the cash balance account as of the end of the prior year by an interest rate that is equal to the annual yield statistic for 30-year U.S. Treasury securities for the month of October of the prior year.

Benefits fully vested upon 3 years of service, with no benefits vested for less than 3 years of service. Service was measured based on an elapsed time basis from date of hire.

Normal retirement age was age 65 with 5 years of service. The normal retirement benefit was defined as a monthly life annuity amount that is actuarially equivalent to the cash balance account projected to normal retirement age with interest credits. For participants whose prior final average pay accrued benefits were frozen and converted to an opening account balance at January 1, 2002 when the cash balance design was implemented, an additional amount was added to the normal retirement benefit based on the difference between (i) the frozen age 65 accrued benefit at January 1, 2002 and (ii) a hypothetical age 65 life annuity amount that was actuarially equivalent to the January 1, 2002 opening cash balance account projected to normal retirement age with interest credits only.

Benefits were payable at termination either in the form of a lump sum or an annuity (the default form and time under the nonqualified plan was a lump sum at separation from service). The lump sum was equal to the cash balance account value at the time of distribution (plus an additional amount, if applicable, associated with the procedure described above for those who had an opening account balance established as of January 1, 2002). The immediate annuity payable was the actuarial equivalent of the normal retirement annuity benefit as described above, except in the event of early retirement, as described below. Under the new SERP, benefits are payable within 60 days of termination in the form of a lump sum.

Eligibility for early retirement was satisfied with attainment of either (i) age 62 with 10 years of service, or (ii) age 55 with 15 years of service. To the extent these age and service conditions were satisfied, the annuity form of benefit available was based on reducing the normal retirement benefit by 0.6% per month up to 36 months, and 0.4% for each additional month up to 84 months, by which age at retirement preceded age 65.

The normal form of annuity was a single life annuity for non-married participants and a reduced joint life annuity with a 50% survivor benefit for married participants. Other optional forms were available on a reduced basis as well.

Under the new SERP, benefits vest at the same time participants vest in Company contributions under the 401(k) plan (generally after 2 years of service).

Final Average Pay Design

The following highlights the basic operation of the final average pay design features of the CSA Retirement Plan and the Supplementary Benefit Plan.

The annual retirement benefit, payable as a life annuity at age 65, is equal to 1.5% multiplied by final average pay multiplied by years of service, where final average pay is determined by taking the average of the highest five calendar years of compensation within the last ten calendar years, excluding the year in which termination occurs. For Mr. McElya, this result is reduced by the annuity-equivalent of his qualified and non-qualified cash balance benefits. Compensation is determined on the same basis as that applicable to the Cash Balance Design, except lump sum severance and signing bonuses are not excluded. Prior to the February 1, 2009 freeze of the CSA Retirement Plan, benefits associated with pay in excess of qualified plan limitations were provided by the Supplementary Benefit Plan, and benefits associated with pay up to qualified plan limits were provided by the CSA Retirement Plan. After the February 1, 2009 freeze of the CSA Retirement Plan, the Supplementary Benefit Plan still provides only for benefits associated with pay in excess of qualified plan limitations, but no further benefit accruals are provided under the qualified CSA Retirement Plan.

Benefits fully vest upon 3 years of service, with no benefits vested for less than 3 years of service. Service is measured based on an elapsed time basis from date of hire.

Benefits are payable as an annuity at retirement. The normal form of annuity is a single life annuity for non-married participants or a reduced joint life annuity with a 50% survivor benefit for married participants. Other optional forms are available on a reduced basis as well.

Eligibility for early retirement is satisfied with attainment of either (i) age 62 with 10 years of service, or (ii) age 55 with 15 years of service. The annuity form of benefit available is based on reducing the normal retirement benefit by 0.4% per month by which age at retirement precedes age 62. In addition, there is no reduction in any event if a participant has attained age 55 with 30 years of service.

Termination and Change in Control Benefits

Our Named Executive Officers receive certain benefits under their employment agreements with the Company upon certain termination of employment events, including following a change in control of the Company. These benefits, described in detail under “Terms Applicable to Payments Upon Termination of Employment” below, are intended to ensure that the executive leadership team is able to objectively evaluate potential change in control transactions by addressing the potential personal impact of such transactions on our executives.

Health Benefits

The Company provides its executives with health and welfare benefits under its Health & Well-Being Benefit Plan that is made available generally to its salaried employees. The Health & Well-Being Benefit Plan is a flexible plan which permits participants to choose among various co-pay options and available benefits, including medical, prescription drug, dental, long-term disability and life insurance and other benefits, depending on the needs of the participant and his or her dependents. These benefits help the Company remain competitive in attracting and retaining a high caliber management team.

Perquisites

The Company provides each of its senior executives with a vehicle for business and personal use through the Company’s vehicle lease program or through a vehicle allowance. In 2010, the Company reimbursed senior executives the cost of tax preparation and financial planning services up to a maximum of $3,000 per year, but has discontinued this practice effective 2011. In 2010, the Company reimbursed Mr. McElya the cost of his air travel on commercial airlines between his residence outside of Michigan and the Company’s offices, but has discontinued this practice effective 2011. In connection with Mr. Stephenson’s relocation to Germany, the Company provided Mr. Stephenson certain expatriate benefits under the Company’s expatriate assignment and tax equalization policy, which include (A) relocation and housing benefits, (B) tax equalization benefits, including host and home country tax preparation, (C) host and home country tax payments, as required in accordance with the Company’s tax equalization policy, (D) transportation in Germany, and (E) home leave expenses for Mr. Stephenson and his family. Mr. Stephenson relocated back to the Company’s headquarters in Michigan in 2011. The Company maintains a corporate club membership which is used from time-to-time for business purposes, but which requires the designation of named individual members. In 2010, Mr. McElya and Mr. Hefferon were among the individual members which provided them access to the club for both business and personal use. The Committee regards the perquisites described above as ongoing to be of benefit to the Company in attracting and retaining a high caliber management team.

Cash Bonuses Paid Under the Chapter 11 Plan

As an incentive designed to promote the timely emergence of the Company from the Chapter 11 proceedings, the Chapter 11 Plan provided for the payment to certain key employees of the Company, including the Named Executive Officers, of a special cash award upon emergence of the Company from the Chapter 11 proceedings, depending upon the date of the Company’s emergence (an “Emergence Award”). The Chapter 11 Plan established target Emergence Awards that would be payable upon the emergence of the Company from the Chapter 11 proceedings on or after June 1, 2010 through August 2, 2010. With respect to the Named Executive Officers, the target Emergence Award amounts were as follows: $570,000 for Mr. McElya, $412,500 for Mr. Hasler, $242,000 for Mr. Campbell, $211,750 for Mr. Stephenson and $157,500 for Mr. Hefferon. The Chapter 11 Plan provided for reduced payments upon the Company’s emergence from the Chapter 11 proceedings after August 2, 2010, providing for no Emergence Award payments if emergence occurred after November 1, 2010. The Chapter 11 Plan provided for increased Emergence Awards upon the emergence of the Company from the Chapter 11 proceedings before June 1, 2010, providing for the payment of Emergence Awards 20% higher than the target amounts upon emergence of the Company between April 1, 2010 and May 31, 2010. The Company successfully emerged from the Chapter 11 proceedings on May 27, 2010, resulting in the following cash payments to the Named Executive Officers upon emergence: $684,000 for Mr. McElya, $495,000 for Mr. Hasler, $290,400 for Mr. Campbell, $254,100 for Mr. Stephenson and $189,000 for Mr. Hefferon.

Effect of Accounting and Tax Treatment on Compensation Decisions

In the review and establishment of the Company’s compensation programs, we consider the anticipated accounting and tax implications to itself and its executives. Section 162(m) of the Internal Revenue Code limits the deductibility of named executive officer compensation (other than compensation paid to the Chief Financial Officer) in excess of $1,000,000 in a year, other than performance-based compensation meeting certain requirements. The Compensation Committee considers the anticipated tax treatment to the Company of compensation paid to executives; however, there may be instances where the Committee may conclude that it is appropriate to exceed the limitation on deductibility under Section 162(m) to ensure that executive officers are compensated in a manner that is consistent with the Company’s overall compensation philosophy and objectives and which the Committee believes to be in the best interests of the Company.

Compensation Committee Report

The Compensation Committee of the Board of Directors of Cooper-Standard Holdings Inc. oversees the Company’s compensation program on behalf of the Board. In fulfilling its oversight responsibilities, the Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis set forth in this Proxy Statement.

In reliance on the review and discussions referred to above, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be incorporated in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, and the Company’s Proxy Statement to be filed in connection with the Company’s 2011 Annual Meeting of Stockholders.

Compensation Committee

Kenneth L. Way

Glenn R. August

Orlando A. Bustos

EXECUTIVE COMPENSATION

Set forth below is information regarding compensation for services to the Company in all capacities of the following executive officers of the Company (the “Named Executive Officers”) during the year ended December 31, 2010: (i) our Chief Executive Officer; (ii) our Chief Financial Officer; and (iii) the three most highly compensated executive officers other than the Chief Executive Officer and Chief Financial Officer who were serving as executive officers at December 31, 2010.

2010 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary		Bonus (2)	Stock Awards (3)	Option Awards (4)	Non-Equity Incentive Plan Compensation (5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (6)	All Other Compensation		Total

(a)	(b)	(c)		(d)	(e)	(f)	(g)	(h)	(i)		(j)

James S. McElya,	2010	$950,000		$0	$13,753,875	$0	$7,588,296	$658,225	$210,127	(7)	$23,160,523	(20)
Chairman and Chief Executive Officer	2009	$809,327	(1)	$0	$0	$0	$1,626,815	$1,233,312	$112,303	(8)	$3,781,757	(21)
	2008	$950,000		$0	$0	$0	$534,098	$586,959	$183,673	(9)	$2,254,730	(22)

Edward Hasler,	2010	$750,000		$0	$2,259,892	$1,416,790	$6,199,296	$1,078,927	$153,225	(10)	$11,858,130	(20)
President	2009	$647,596	(1)	$0	$0	$0	$1,426,815	$1,344,965	$74,494	(11)	$3,493,870	(21)
	2008	$660,578		$0	$0	$0	$504,788	$466,978	$95,216	(12)	$1,727,560	(22)

Allen J. Campbell,	2010	$440,000		$0	$1,998,552	$1,200,411	$2,694,569	$159,725	$91,321	(13)	$6,584,578	(20)
Executive Vice President and Chief Financial Officer	2009	$383,308	(1)	$0	$0	$0	$672,751	$117,096	$50,644	(14)	$1,223,799	(21)
	2008	$440,000		$0	$0	$0	$309,386	$66,629	$71,176	(15)	$887,191	(22)

Keith D. Stephenson,	2010	$425,000		$0	$1,998,552	$1,200,411	$2,599,769	$111,905	$936,255	(16)	$7,271,892	(20)
Chief Operating Officer	2009	$335,394	(1)	$0	$0	$0	$637,001	$26,133	$188,352	(17)	$1,186,880	(21)
	2008	$385,000		$0	$0	$529,562	$0	$35,392	$37,663	(18)	$987,617	(22)

Timothy W. Hefferon,	2010	$315,000	(1)	$0	$1,676,862	$1,077,889	$1,761,585	$84,960	$72,043	(19)	$4,988,339	(20)
Vice President, General Counsel & Secretary

(1)

In response to the downturn in the economy and in the automotive supply industry, the Company implemented a 10% base pay reduction for all US salaried employees, including the Named Executive Officers. In addition, the Company retained the equivalent of one week’s worth of base salary from all US salaried employees in exchange for compensatory time off. The impact of these salary reduction measures are reflected in the 2009 base salary figures shown in column (c) for the named executive officers. The annual base salaries that would have been in effect absent these reductions were as follows: Mr. McElya, $950,000; Mr. Hasler, $750,000; Mr. Campbell, $440,000; and Mr. Stephenson, $385,000. Mr. Hefferon was not a Named Executive Officer for years prior to 2010.

(2)

Incentive cash compensation earned during the fiscal year based on pre-established criteria approved by the Compensation Committee under the Company’s annual incentive bonus program and Long Term Incentive Plan, as well as Emergence Awards paid upon emergence from the Chapter 11 proceedings, are reported in column (g).

(3)

The amount shown in column (e) represents the aggregate grant date fair value of restricted stock awards granted under the 2010 Management Incentive Plan and are computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Stock Compensation (“ASC Topic 718”). Assumptions used in the calculation of these amounts are included in Note 19 to the Company’s audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

(4)

The amount shown in column (f) represents the aggregate grant date fair value of stock option awards granted under the 2010 Management Incentive Plan (or the 2004 Stock Incentive Plan for amounts shown prior to 2010) and are computed in accordance with ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 19 to the Company’s audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

(5)

The amount shown in column (g) represents: for 2010, the sum of: (i) bonus payments for 2010 under the Company’s annual incentive bonus program of, for Mr. McElya, $5,700,000; for Mr. Hasler, $4,500,000; for Mr. Campbell, $1,716,000; for Mr. Stephenson, $1,657,500; and for Mr. Hefferon, $1,228,500; (ii) payments under the Company’s Long Term Incentive Plan for the performance period ending December 31, 2010 of, for Mr. McElya, $1,204,296; for Mr. Hasler, $1,204,296; for Mr. Campbell, $688,169; for Mr. Stephenson, $688,169; and for Mr. Hefferon, $344,085; and (iii) Emergence Award cash payments upon the Company’s emergence from the Chapter 11 proceedings of, for Mr. McElya, $684,000; for Mr. Hasler, $495,000; for Mr. Campbell, $290,400; for Mr. Stephenson, $254,100; and for Mr. Hefferon, $189,000; for 2009, the sum of: (i) bonus payments for 2009 under the Company’s annual incentive bonus program of, for Mr. McElya, $950,000; for Mr. Hasler, $750,000; for Mr. Campbell, $286,000; and for Mr. Stephenson, $250,250; and (ii) payments under the Company’s Long Term Incentive Plan for the performance period ending December 31, 2009 of, for Mr. McElya, $676,815; for Mr. Hasler, $676,815; for Mr. Campbell, $386,751; and for Mr. Stephenson, $386,751; and for 2008, the sum of: (i) zero bonus payments for 2008 under the Company’s annual incentive bonus program for all Named Executive Officers, and (ii) payments under the Company’s Long Term Incentive Plan for the performance period ending December 31, 2008 of, for Mr. McElya, $534,098; for Mr. Hasler, $504,788; for Mr. Campbell, $309,386. Mr. Stephenson had not yet been employed long enough to receive a payment under the Company’s Long Term Incentive Plan for the performance period ending December 31, 2008.

(6)

The amount shown in column (h) represents for each Named Executive Officer the sum of the aggregate annualized change in the actuarial present value of accumulated benefits under all defined benefit and actuarial pension plans (qualified and non-qualified, including supplemental plans) from the plan measurement date used for financial statement reporting purposes with respect to the prior completed fiscal year to the plan measurement date used for financial statement reporting purposes with respect to the covered fiscal year.

(7)

The amount shown in column (i) represents Company contributions under the qualified 401(k) CSA Investment Savings Plan and nonqualified defined contribution portion of the Supplementary Benefit Plan (totaling $167,109); the cost of Company reimbursement of personal travel on commercial airlines (totaling $28,440); the cost of Company-paid tax preparation and financial planning services; the cost of a Company-provided vehicle; the cost of a Company-provided club membership; and life insurance premiums paid by the Company.

(8)

The amount shown in column (i) represents Company contributions under the qualified 401(k) CSA Investment Savings Plan and nonqualified defined contribution portion of the Supplementary Benefit Plan (totaling $80,090); the cost of Company reimbursement of personal travel on commercial airlines; the cost of Company-paid tax preparation and financial planning services; the cost of a Company-provided vehicle; and life insurance premiums paid by the Company.

(9)

The amount shown in column (i) represents Company contributions under the qualified 401(k) CSA Investment Savings Plan and nonqualified defined contribution portion of the Supplementary Benefit Plan (totaling $144,245); the cost of Company reimbursement of personal travel on commercial airlines; the cost of Company-paid tax preparation and financial planning services; the cost of a Company-provided vehicle; and life insurance premiums paid by the Company.

(10)

The amount shown in column (i) represents Company contributions under the qualified 401(k) CSA Investment Savings Plan and nonqualified defined contribution portion of the Supplementary Benefit Plan (totaling $143,109); and life insurance premiums paid by the Company.

(11)

The amount shown in column (i) represents Company contributions under the qualified 401(k) CSA Investment Savings Plan and nonqualified defined contribution portion of the Supplementary Benefit Plan (totaling $67,705); the cost of a Company-provided vehicle; and life insurance premiums paid by the Company.

(12)

The amount shown in column (i) represents Company contributions under the qualified 401(k) CSA Investment Savings Plan and nonqualified defined contribution portion of the Supplementary Benefit Plan (totaling $89,584); the cost of a Company-provided vehicle; and life insurance premiums paid by the Company.

(13)

The amount shown in column (i) represents Company contributions under the qualified 401(k) CSA Investment Savings Plan and nonqualified defined contribution portion of the Supplementary Benefit Plan (totaling $79,265); the cost of Company-paid tax preparation and financial planning services; the cost of a Company-provided vehicle; and life insurance premiums paid by the Company.

(14)

The amount shown in column (i) represents Company contributions under the qualified 401(k) CSA Investment Savings Plan and nonqualified defined contribution portion of the Supplementary Benefit Plan (totaling $38,692); the cost of Company-paid tax preparation and financial planning services; the cost of a Company-provided vehicle; and life insurance premiums paid by the Company.

(15)

The amount shown in column (i) represents Company contributions under the qualified 401(k) CSA Investment Savings Plan and nonqualified defined contribution portion of the Supplementary Benefit Plan (totaling $60,040); the cost of Company-paid tax preparation and financial planning services; the cost of a Company-provided vehicle; and life insurance premiums paid by the Company.

(16)

The amount shown in column (i) represents Company contributions under the qualified 401(k) CSA Savings Plan and nonqualified defined contribution portion of the Supplementary Benefit Plan (totaling $73,520); the value of Company-paid costs associated with Mr. Stephenson’s expatriate assignment (totaling $861,182); and life insurance premiums paid by the Company. The expatriate benefits include home leave expenses representing travel expenses between Germany and the United States, a goods and services allowance ($74,745), a housing allowance ($55,000), and transportation in Germany. The expatriate benefits also includes tax equalization benefits of approximately $1,011,000 and a tax gross up on the U.S. federal income and Medicare tax associated with the tax equalization benefits of approximately $104,500. The expatriate benefits were valued on the basis of the aggregate incremental cost to the Company and represent the amount paid to the service provider or Mr. Stephenson, as applicable.

(17)

The amount shown in column (i) represents Company contributions under the qualified 401(k) CSA Savings Plan and nonqualified defined contribution portion of the Supplementary Benefit Plan (totaling $17,001); the cost of a Company-provided vehicle; a goods and services differential of $28,810; the value of Company-paid costs associated with Mr. Stephenson’s expatriate assignment (totaling $140,610); and life insurance premiums paid by the Company.

(18)

The amount shown in column (i) represents Company contributions under the qualified 401(k) CSA Savings Plan and nonqualified defined contribution portion of the Supplementary Benefit Plan (totaling $33,608); the cost of a Company-provided vehicle; and life insurance premiums paid by the Company.

(19)

The amount shown in column (i) represents Company contributions under the qualified 401(k) CSA Investment Savings Plan and nonqualified defined contribution portion of the Supplementary Benefit Plan (totaling $55,912); the cost of Company-paid tax preparation and financial planning services; the cost of a Company-provided vehicle; the cost of a Company-provided club membership, and life insurance premiums paid by the Company.

(20)

The percentages of total compensation in 2010 that were attributable to base salary and total bonus (the amounts identified in columns (d) and (g)) were as follows: Mr. McElya, base salary 4.1%, bonus 32.8%; for Mr. Hasler, base salary 6.3%, bonus 52.3%; for Mr. Campbell, base salary 6.7%, bonus 40.9%; for Mr. Stephenson, base salary 5.8%, bonus 35.8%; and for Mr. Hefferon, base salary 6.3%, bonus 35.3%.

(21)

The percentages of total compensation in 2009 that were attributable to base salary and total bonus (the amounts identified in columns (d) and (g)) were as follows: Mr. McElya, base salary 21.4%, bonus 43.0%; for Mr. Hasler, base salary 18.5%, bonus 40.8%; for Mr. Campbell, base salary 31.3%, bonus 55.0%; and for Mr. Stephenson, base salary 28.3%, bonus 53.7%.

(22)

The percentages of total compensation in 2008 that were attributable to base salary and total bonus (the amounts identified in columns (d) and (g)) were as follows: Mr. McElya, base salary 42.1%, bonus 23.7%; for Mr. Hasler, base salary 38.2%, bonus 29.2%; for Mr. Campbell, base salary 49.6%, bonus 34.9%; and for Mr. Stephenson, base salary 39.0%, bonus 0.0%.

2010 GRANTS OF PLAN-BASED AWARDS

The following table sets forth information regarding plan-based awards made to the Named Executive Officers during 2010 that provide for possible future payouts.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards; Number of Securities Underlying Options	Exercise or Base Price of Option Awards ($/sh) (10)	Grant Date Fair value of Stock and Option Awards ($) (11)
Name	Award Type	Grant Date	Threshold	Target	Maximum
(a)		(b)	(c)	(d)	(e)	(i)	(j)	(k)	(l)

James S. McElya	LTIP (1)	1/1/2010	$175,000	$350,000	Not applicable (2)
	Annual Bonus (3)	1/1/2010	$475,000	$950,000	Not applicable
	Emergence Award (4)	5/12/2010	$228,000	$570,000	Not applicable
	Rest. Stk. - Common (5)	5/27/2010				375,940	–	–	9,593,989
	Rest. Stk. - Warrants (6)	5/27/2010				54,075	–	–	1,379,994
	Rest. Stk. - Preferred (7)	5/27/2010				21,757	–	–	2,779,892

Edward A. Hasler	LTIP (1)	1/1/2010	$175,000	$350,000	Not applicable (2)
	Annual Bonus (3)	1/1/2010	$375,000	$750,000	Not applicable
	Emergence Award (4)	5/12/2010	$165,000	$412,500	Not applicable
	Rest. Stk. - Common (5)	5/27/2010				61,680	–	–	1,574,074
	Rest. Stk. - Warrants (6)	5/27/2010				9,000	–	–	229,680
	Rest. Stk. - Preferred (7)	5/27/2010				3,570	–	–	456,139
	Options (8)	5/27/2010				–	110,000	25.52	1,258,281
	Options - Warrants (9)	5/27/2010				–	13,857	25.52	158,509

Allen J. Campbell	LTIP (1)	1/1/2010	$100,000	$200,000	Not applicable (2)
	Annual Bonus (3)	1/1/2010	$143,000	$286,000	Not applicable
	Emergence Award(4)	5/12/2010	$96,800	$242,000	Not applicable
	Rest. Stk. - Common (5)	5/27/2010				54,851	–	–	1,399,798
	Rest. Stk. - Warrants (6)	5/27/2010				7,566	–	–	193,084
	Rest. Stk. - Preferred (7)	5/27/2010				3,175	–	–	405,670
	Options (8)	5/27/2010				–	93,000	25.52	1,063,819
	Options - Warrants (9)	5/27/2010				–	11,941	25.52	136,592

Keith D. Stephenson	LTIP (1)	1/1/2010	$100,000	$200,000	Not applicable (2)
	Annual Bonus (3)	1/1/2010	$138,125	$276,250	Not applicable
	Emergence Award (4)	5/12/2010	$84,700	$211,750	Not applicable
	Rest. Stk. - Common (5)	5/27/2010				54,851	–	–	1,399,798
	Rest. Stk. - Warrants (6)	5/27/2010				7,566	–	–	193,084
	Rest. Stk. - Preferred (7)	5/27/2010				3,175	–	–	405,670
	Options (8)	5/27/2010				–	93,000	25.52	1,063,819
	Options - Warrants (9)	5/27/2010				–	11,941	25.52	136,592

Timothy W. Hefferon	LTIP (1)	1/1/2010	$50,000	$100,000	Not applicable (2)
	Annual Bonus (3)	1/1/2010	$102,375	$204,750	Not applicable
	Emergence Award (4)	5/12/2010	$63,000	$157,500	Not applicable
	Rest. Stk. - Common (5)	5/27/2010				46,023	–	–	1,174,507
	Rest. Stk. - Warrants (6)	5/27/2010				6,347	–	–	161,975
	Rest. Stk. - Preferred (7)	5/27/2010				2,664	–	–	340,379
	Options (8)	5/27/2010				–	83,508	25.52	955,241
	Options - Warrants (9)	5/27/2010				–	10,722	25.52	122,648

(1)

The LTIP awards listed represent awards granted by the Compensation Committee to the Named Executive Officers in 2010 under the Company’s Long Term Incentive Plan that was in effect in 2010 (the “Old LTIP”) based on the achievement of operating cash flow objectives in the performance period beginning January 1, 2010 and ending December 31, 2012 (“2010 LTIP Awards”). The 2010 LTIP Awards are payable in the first quarter of 2013, depending on the level of achievement of established targets and the approval of the Compensation Committee. The determination of award amounts under the Long Term Incentive Plan is described under “Long-Term Incentive Compensation” under the Executive Compensation Components section. The amounts set forth in footnote (5) under column (g) of the Summary Compensation Table do not pertain to the 2010 LTIP Awards; they reflect payments under an LTIP award granted by the Compensation Committee in 2008 under the Old LTIP based on the performance period beginning January 1, 2008 and ending December 31, 2010.

(2)	The 2010 LTIP does not provide for a maximum payout; the amount of the payout increases by 10% for each 1% increase in the actual level of achievement above the target level.

(3)

For 2010, the Compensation Committee approved target annual incentive awards for executive officers and, as the basis for determining the entitlement of executives to actual payment of annual incentive awards, set adjusted EBITDA performance targets (applicable to the Company as a whole) for the year in accordance with the 2010 business plan of the Company approved by the Company’s Board in December 2009. The determination of annual incentive award payments is described under “Annual Incentive Awards” under the Executive Compensation Components section. The amounts set forth in footnote (5) under column (g) of the Summary Compensation Table refer to actual payments of the 2010 annual incentive awards based on the achievement by the Company of adjusted EBITDA in 2010 as compared to the established targets. The payments were in accordance with the Chapter 11 Plan.

(4)

As an incentive designed to promote the timely emergence of the Company from the Chapter 11 proceedings, the Chapter 11 Plan provided for the payment to certain key employees of the Company, including the Named Executive Officers, of a special cash Emergence Award upon emergence of the Company from the Chapter 11 proceedings, depending upon the date of the Company’s emergence. The Chapter 11 Plan established target Emergence Awards that would be payable upon the emergence of the Company from the Chapter 11 proceedings on or after June 1, 2010 through August 2, 2010. The Chapter 11 Plan provided for reduced payments upon the Company’s emergence from the Chapter 11 proceedings after August 2, 2010, providing for Emergence Awards reduced by 60% if emergence occurred in October 2010 and no Emergence Award if emergence occurred after November 1, 2010. The Chapter 11 Plan also provided for increased Emergence Awards upon the emergence of the Company from the Chapter 11 proceedings before June 1, 2010, providing for the payment of Emergence Awards 20% higher than the target amounts upon emergence of the Company between April 1, 2010 and May 31, 2010. The Company emerged from the Chapter 11 proceedings on May 27, 2010. The Emergence Award amounts set forth in footnote (5) under column (g) of the Summary Compensation Table refer to actual payouts of the Emergence Awards based on the Company’s actual emergence date.

(5)

Represents shares of restricted common stock which were granted on May 27, 2010 under the Company’s Management Incentive Plan. These shares vest ratably over four years (three years for Mr. McElya). A description of the Management Incentive Plan is found in the Compensation Discussion & Analysis section.

(6)

Represents shares of restricted common stock in respect of warrants which were granted on May 27, 2010 under the Company’s Management Incentive Plan. These shares vest ratably over four years (three years for Mr. McElya) and, in addition, are only exercisable if, and to the extent that, warrants are executed. A description of the Management Incentive Plan is found in the Compensation Discussion & Analysis section.

(7)

Represents shares of restricted preferred stock which were granted on May 27, 2010 under the Company’s Management Incentive Plan. These shares vest ratably over a four-year period (three-year period for time-restricted shares issued to Mr. McElya). A description of the Management Incentive Plan is found in the Compensation Discussion & Analysis section.

(8)

Represents time-based options granted on May 27, 2010 under the Company’s Management Incentive Plan. The options granted vest ratably over four years and expire on the earliest to occur of: (i) the tenth anniversary of the date of grant; (ii) the first anniversary of the date of the optionee’s termination of employment due to death, disability, retirement at normal retirement age under the Company’s qualified retirement plan, by the Company without cause, by the optionee for good reason, or in connection with a change in control; or (iii) 90 days following the date of the optionee’s termination of employment without good reason.

(9)

Represents time-based options in respect of warrants granted on May 27, 2010 under the Company’s Management Incentive Plan. The options granted vest ratably over four years and expire on the earliest to occur of: (i) the tenth anniversary of the date of grant; (ii) the first anniversary of the date of the optionee’s termination of employment due to death, disability, retirement at normal retirement age under the Company’s qualified retirement plan, by the Company without cause, by the optionee for good reason, or in connection with a change in control; or (iii) 90 days following the date of the optionee’s termination of employment without good reason. In addition, these options are only exercisable if, and to the extent that, warrants are executed.

(10)	Represents the exercise price of options granted on May 27, 2010 under the Company’s Management Incentive Plan.

(11)

Represents the fair value, computed in accordance with ASC Topic 718, of all stock and option awards granted on May 27, 2010 under the Company’s Management Incentive Program, with respect to the following: time-restricted common stock, fair value at grant of $25.52 per share; restricted stock in respect of warrants, fair value at grant of $25.52 per share; time-restricted preferred stock, fair value at grant of $127.77 per share; time based options, fair value at grant of $11.44 per share; and options in respect of warrants, fair value at grant of $11.44 per share.

OUTSTANDING EQUITY AWARDS AT 2010 FISCAL YEAR-END

The following table sets forth information concerning outstanding equity awards under the Management Incentive Plan held by the Named Executive Officers at December 31, 2010.

	Option Awards (1)					Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable (2)	Equity Incentive Plan Awards Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price	Option Expiration Date (5)	Number of Shares or Units of Stock that have not vested (#)		Market Value of Shares or Units of Stock that have not vested (9)
Name (a)	(b)	(d)		(e)	(f)	(g)		(h)
James S. McElya	0	0		$0	N/A	375,940	(6)	$16,917,300
	0	0		$0	N/A	54,075	(7)	$2,433,375
						21,757	(8)	$4,200,972

Edward A. Hasler	0	110,000	(3)	$25.52	5/27/2020	61,680	(6)	$2,775,600
	0	13,857	(4)	$25.52	5/27/2020	9,000	(7)	$405,000
						3,570	(8)	$689,317

Allen J. Campbell	0	93,000	(3)	$25.52	5/27/2020	54,851	(6)	$2,468,295
	0	11,941	(4)	$25.52	5/27/2020	7,566	(7)	$340,470
						3,175	(8)	$613,048

Keith D. Stephenson	0	93,000	(3)	$25.52	5/27/2020	54,851	(6)	$2,468,295
	0	11,941	(4)	$25.52	5/27/2020	7,566	(7)	$340,470
						3,175	(8)	$613,048

Timothy W. Hefferon	0	83,508	(3)	$25.52	5/27/2020	46,023	(6)	$2,071,035
	0	10,722	(4)	$25.52	5/27/2020	6,347	(7)	$285,615
						2,664	(8)	$514,381

(1)

All of the amounts presented in this portion of the table relate to options to purchase shares of the Company’s Common Stock granted to the Named Executive Officers under the Company’s Management Incentive Plan. All options listed have an Option Expiration Date of May 27, 2020 and were granted on May 27, 2010.

(2)	No time-based options or options in respect of warrants were vested and exercisable as of December 31, 2010.

(3)

Represents outstanding time-based options which have not been earned or vested and were unexercisable as of December 31, 2010, with respect to the following number of options: for Mr. Hasler, 110,000; for Mr. Campbell, 93,000; for Mr. Stephenson, 93,000; and for Mr. Hefferon, 83,508. Options were granted on May 27, 2010 and vest in four equal tranches on May 27 of 2011, 2012, 2013, and 2014.

(4)

Represents outstanding options in respect of warrants which have not been earned or vested and were unexercisable as of December 31, 2010, with respect to the following number of options in respect of warrants: for Mr. Hasler, 13,857; for Mr. Campbell, 11,941; for Mr. Stephenson, 11,941; and for Mr. Hefferon, 10,722. Options were granted on May 27, 2010 and vest in four equal tranches on May 27 of 2011, 2012, 2013, and 2014, but only in proportion to the extent that warrants of the Company held by third parties have been exercised as of those dates.

(5)

Options expire on the earliest to occur of: (i) the tenth anniversary of the date of grant; (ii) the first anniversary of the date of the optionee’s termination of employment due to death, disability, retirement at normal retirement age under the Company’s qualified retirement plan, by the Company without cause, by the optionee for good reason, or in connection with a change in control; or (iii) 90 days following the date of the optionee’s termination of employment without good reason.

(6)

Represents shares of restricted common stock granted on May 27, 2010 under the Company’s Management Incentive Plan that had not yet become vested as of December 31, 2010, with respect to the following number of shares of the Company’s common stock: for Mr. McElya, 375,940; for Mr. Hasler, 61,680; for Mr. Campbell, 54,851; for Mr. Stephenson, 54,851; and for Mr. Hefferon, 46,023. These shares vest ratably over four years (three years for Mr. McElya). A description of Management Incentive Plan is found under Executive Compensation Components in the Compensation Discussion and Analysis section.

(7)

Represents shares of restricted common stock in respect of warrants granted on May 27, 2010 under the Company’s Management Incentive Plan that had not yet become vested as of December 31, 2010, with respect to the following number of shares of the Company’s common stock: for Mr. McElya, 54,075; for Mr. Hasler, 9,000; for Mr. Campbell, 7,566; for Mr. Stephenson, 7,566; and for Mr. Hefferon, 6,347. These shares vest ratably over four years (three years for Mr. McElya). Description of Management Incentive Plan is found under Executive Compensation Components in the Compensation Discussion and Analysis section.

(8)

Represents shares of restricted preferred stock granted on May 27, 2010 under the Company’s Management Incentive Plan that had not yet become vested as of December 31, 2010, with respect to the following number of shares of the Company’s preferred stock: for Mr. McElya, 21,757; for Mr. Hasler, 3,570; for Mr. Campbell, 3,175; for Mr. Stephenson, 3,175; and for Mr. Hefferon, 2,664. These shares vest ratably over four years (three years for Mr. McElya). Description of Management Incentive Plan is found under Executive Compensation Components in the Compensation Discussion and Analysis section.

(9)

The values in column (h) equal the total number of shares of stock listed in column (g) for each Named Executive Officer multiplied by the value of applicable Company common or preferred stock, as applicable, as of December 31, 2010. The value of common stock as of December 31, 2010 was $45, and the value used for preferred stock was based on the $45 share value for common stock multiplied by 4.2908, which is the factor for conversion of preferred stock to common stock.

2010 OPTION EXERCISES AND STOCK VESTED

There were no stock options exercised by the Named Executive Officers during 2010 and no stock awards held by the Named Executive Officers vested during 2010.

2010 PENSION BENEFITS

The following table sets forth the actuarial present value of each Named Executive Officer’s accumulated benefit under the CSA Retirement Plan and the non-qualified defined benefit portion of the Supplementary Benefit Plan as described in “Retirement Plan Benefits” under the Executive Compensation Components section, assuming benefits are paid at normal retirement age or the earliest retirement age at which participants receive unreduced benefits, based on current levels of compensation. The table also shows the number of years of credited service under each plan, computed as of the same pension plan measurement date used in the Company’s audited financial statements for the year ended December 31, 2010.

Name (a)	Plan Name (b)	Number of Years Credited Service (#) (c)		Present Value of Accumulated Benefit (1) ($) (d)	Payments During Last Fiscal Year ($) (e)
James S. McElya	CSA Retirement Plan (2)	9.00		$119,033	$0
	Supplementary Benefit Plan (3)	14.92	(4)	$4,289,917	$0

Edward A. Hasler	CSA Retirement Plan (6)	22.08		$870,689	$0
	Supplementary Benefit Plan (6)	24.00		$3,321,142	$0

Allen J. Campbell	CSA Retirement Plan (2)	10.33		$147,041	$0
	Supplementary Benefit Plan (5)	12.25		$480,947	$0

Keith D. Stephenson	CSA Retirement Plan (2)	1.58		$20,947	$0
	Supplementary Benefit Plan (5)	3.50		$159,974	$0

Timothy W. Hefferon	CSA Retirement Plan (2)	4.17		$58,186	$0
	Supplementary Benefit Plan (5)	6.08		$269,055	$0

(1)

Present values determined using a December 31, 2010 measurement date and reflect benefits accrued based on service and pay earned through such date. Figures are determined based on post-commencement valuation mortality (2010 Static PPA table) and commencement of benefits at age 65, except for Mr. McElya and Mr. Hasler, who were assumed to retire at age 64 and 62 respectively because they are eligible for unreduced benefits at that age as discussed in footnotes (3) and (6) below. The assumed discount rate as of the measurement date is 5.10%.

(2)	Messrs. McElya, Campbell, Stephenson, and Hefferon are covered under the cash balance design for purposes of the qualified CSA Retirement Plan which was frozen January 31, 2009.

(3)

Mr. McElya receives two types of defined benefits under the Supplementary Benefit Plan. He receives a non-qualified cash balance benefit determined under usual terms. In addition, he receives a benefit determined under the final average pay design, offset by the annuity-equivalent of his qualified and nonqualified cash balance benefits. Because the final average pay design includes an unreduced feature upon attainment of age 62 and 10 years of service, which the executive would be eligible for, he was assumed to retire at age 64.

(4)

Mr. McElya is granted four years of additional service in the Supplementary Benefit Plan to compensate for lost (non-vested) benefits accrued with his previous employer prior to joining the Company in January 2000.

(5)	Messrs. Campbell, Stephenson, and Hefferon are covered under the cash balance design for purposes of the non-qualified Supplementary Benefit Plan.

(6)

Mr. Hasler is covered under the final average pay design for both the qualified CSA Retirement Plan and the non-qualified Supplementary Benefit Plan. Because the final average pay design includes an unreduced feature upon attainment of age 62 and 10 years of service, which the executive would be eligible for, he was assumed to retire at age 62.

2010 NONQUALIFIED DEFERRED COMPENSATION

The following table sets forth annual executive and company contributions under non-qualified deferred compensation provisions of the Executive Deferred Compensation Plan and the non-qualified defined contribution portion of the Supplementary Benefit Plan, as well as each Named Executive Officer’s withdrawals, earnings and fiscal-year end balances in those plans.

Name (a)	Executive Contribution in Last FY (b)	Registrant Contributions in Last FY(1) (c)	Aggregate Earnings in Last FY (d)	Aggregate Withdrawals/ Distributions (e)	Aggregate Balance at Last FYE(2) (f)
James S. McElya	$0	$146,034	$64,523	($196,433)	$769,858
Edward A. Hasler	$0	$122,034	$48,144	$0	$523,503
Allen J. Campbell	$0	$58,190	$24,225	$0	$290,543
Keith D. Stephenson	$0	$55,145	$2,914	$0	$106,017
Timothy W. Hefferon	$0	$34,837	$21,906	$0	$208,210

(1)	Amounts are included in column (i) of the Summary Compensation Table and represent nonqualified Company contributions under the Supplementary Benefit Plan.

(2)

Amounts in this column include the following amounts previously reported as compensation to the Named Executive Officer in the Summary Compensation Table for previous years: Mr. McElya – $391,781; Mr. Hasler – $239,171; Mr. Campbell – $157,329; Mr. Stephenson – $44,784; and Mr. Hefferon – $0. Mr. Hefferon has not been a Named Executive Officer prior to 2010 and his compensation has therefore not been disclosed in any prior Summary Compensation Table.

Executive Deferred Compensation Plan

The table above includes amounts attributable to the Executive Deferred Compensation Plan, the material terms of which, including the types of compensation permitted to be deferred, measures for calculating earnings and the material terms with respect to distributions, are described above under “Compensation Discussion & Analysis – Executive Compensation Components – Management Stock Purchase Plan.”

Supplementary Benefit Plan

The table above also includes amounts attributable to the non-qualified defined contribution portion of the Supplementary Benefit Plan, the material terms of which are described above under “Compensation Discussion & Analysis – Executive Compensation Components – Retirement Plan Benefits – Defined Contribution Retirement Plans” and “– Changes to Nonqualified Retirement Plans Effective January 1, 2011.” The investment alternatives for the Supplementary Benefit Plan generally mirror those available under our 401(k) retirement savings plan. Payment of vested benefits under the Supplementary Benefit Plan generally will be made in cash in a single lump sum payment to the Named Executive Officer within 60 days after the Named Executive Officer’s separation from service or to the Named Executive Officer’s beneficiary within 90 days of the Named Executive Officer’s death. Payments also may be made in the event of an unforeseeable emergency, delayed if required as a result of the application of certain provisions of the Internal Revenue Code or accelerated if payment is necessary to comply with a domestic relations order.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The Named Executive Officers have entered into employment agreements with the Company which provide for certain benefits upon termination of employment, including termination following a change in control as defined in the Cooper-Standard Automotive Inc. Change of Control Severance Pay Plan (the “Change in Control Plan”). The table below shows estimates of the value of compensation that would be payable to each Named Executive Officer upon termination of employment with the Company under certain circumstances. As indicated in the table, compensation upon termination of employment varies depending on the circumstances of the termination and whether or not it occurred following a change in control. Amounts presented in the table are calculated as if the employment of the executive terminated effective December 31, 2010. Payments due to any one of the Named Executive Officers upon actual termination of employment can only be determined at the time of termination. There can be no assurance that an actual termination or change in control would produce the same or similar results as those described below if it were to occur on any other date and if the actual circumstances at the time of termination.

Amounts accrued under the normal terms of our pension and deferred compensation plans are not included in this table. Information concerning pension benefits and deferred compensation disclosures is presented under “Pension Benefits,” and “Nonqualified Deferred Compensation.” Similarly, information concerning vested equity awards is not included in the table and is presented under “Outstanding Equity Awards at Fiscal Year End.”

Name	Severance Payment (1)	Pension Enhancement (2)	Health/Life (3)	Outplacement Services (4)	Accelerated Vesting of Equity Awards (5)	Gross Up (6)	Totals
James S. McElya
• Change in Control Without Termination	–	–	–	–	$10,159,853	–	$10,159,853
• Termination Without Cause or Resignation for Good Reason, After Change in Control	$9,137,900	$3,111,422	$582,243	$50,000	$20,319,705	$7,313,830	$40,515,100
• Termination Without Cause or Resignation for Good Reason, with no Change in Control	$8,187,900	$3,111,422	$582,243	$50,000	–	N/A	$11,931,565
• Termination for Cause or Resignation Without Good Reason	–	–	–	–	–	N/A	–
• Termination due to Death	$8,230,561	$3,111,422	$148,126	–	–	N/A	$11,490,109
• Termination due to Disability	$8,230,561	$3,111,422	$582,243	–	–	N/A	$11,924,226

Edward A. Hasler
• Change in Control Without Termination	–	–	–	–	$2,876,160	–	$2,876,160
• Termination Without Cause or Resignation for Good Reason, After Change in Control	$6,237,900	$2,575,200	$579,424	$50,000	$5,752,319	$5,035,904	$20,230,747
• Termination Without Cause or Resignation for Good Reason, with no Change in Control	$3,000,000	$2,102,580	$38,184	–	–	N/A	$5,140,764
• Termination for Cause or Resignation Without Good Reason	–	–	–	–	–	N/A	–
• Termination due to Death	$2,487,900	–	–	–	–	N/A	$2,487,900
• Termination due to Disability	$2,487,900	–	–	–	–	N/A	$2,487,900

Allen J. Campbell
• Change in Control Without Termination	–	–	–	–	$2,497,203	–	$2,497,203
• Termination Without Cause or Resignation for Good Reason, After Change in Control	$3,313,657	$244,933	$498,004	$50,000	$4,994,406	$2,393,330	$11,494,330
• Termination Without Cause or Resignation for Good Reason, with no Change in Control	$1,452,000	$168,474	$31,233	–	–	N/A	$1,651,707
• Termination for Cause or Resignation Without Good Reason	–	–	–	–	–	N/A	–
• Termination due to Death	$1,421,657	–	–	–	–	N/A	$1,421,657
• Termination due to Disability	$1,421,657	–	–	–	–	N/A	$1,421,657

Keith D. Stephenson
• Change in Control Without Termination	–	–	–	–	$2,497,203	–	$2,497,203
• Termination Without Cause or Resignation for Good Reason, After Change in Control	$3,249,157	$89,510	$486,661	$50,000	$4,994,406	$2,701,042	$11,570,775
• Termination Without Cause or Resignation for Good Reason, with no Change in Control	$1,402,500	$49,602	$22,110	–	–	N/A	$1,474,212
• Termination for Cause or Resignation Without Good Reason	–	–	–	–	–	N/A	–
• Termination due to Death	$1,421,657	–	–	–	–	N/A	$1,421,657
• Termination due to Disability	$1,421,657	–	–	–	–	N/A	$1,421,657

Timothy W. Hefferon
• Change in Control Without Termination	–	–	–	–	$2,155,435	–	$2,155,435
• Termination Without Cause or Resignation for Good Reason, After Change in Control	$1,545,578	$59,771	$478,200	$50,000	$4,310,870	$1,498,002	$7,942,422
• Termination Without Cause or Resignation for Good Reason, with no Change in Control	$519,750	$35,512	$45,601	–		N/A	$600,863
• Termination for Cause or Resignation Without Good Reason	–	–	–	–	–	N/A	–
• Termination due to Death	$710,828	–	–	–	–	N/A	$710,828
• Termination due to Disability	$710,828	–	–	–	–	N/A	$710,828

(1)

Cash severance is generally paid in a lump sum at termination. Cash severance amounts estimated above are based on providing executives with prorated outstanding incentive awards and a multiple of the sum of (i) their annual base rate of salary at date of termination plus (ii) their target annual bonus for the year prior to termination, with such multiple equal to three (3) for Mr. McElya, two (2) for Messrs. Hasler, Campbell, Stephenson, and one (1) for Mr. Hefferon. If the termination occurs following a change of control, each Named Executive Officer’s cash severance is increased by one additional year’s base salary. Further description of the terms applicable to cash severance payments is included under “Terms Applicable to Payments Upon Termination of Employment.”

(2)

The pension enhancement provides for payment of the present value of the additional accrued benefit that would otherwise be due from the Company’s qualified and non-qualified pension plans had the executive continued in active service for a specified number of years beyond termination, with such number of years equal to three (3) for Mr. McElya, two (2) for Messrs. Campbell, Hasler, Stephenson, and one (1) for

Mr. Hefferon. Pension-eligible earnings to be used for these calculations depend on the circumstances of the termination, described under “Terms Applicable to Payments Upon Termination of Employment.”

(3)

Health and life insurance benefits are continued for the Named Executive Officers and their covered dependents after termination of employment under certain circumstances. In such cases, the commitment is generally to provide for coverage for these benefits in a manner such that (i) benefits provided are substantially similar to those at termination and (ii) recipients of such benefits will not pay higher share of cost for such benefits than had been required prior to termination of employment based on elections in place at that time. Further description of the terms applicable to health and life insurance benefits is included under “Terms Applicable to Payments Upon Termination of Employment.”

(4)

Under Mr. McElya’s employment agreement, payment of the cost of outplacement services is provided in an amount up to 15% of his annual base salary at the time of termination, and for purposes of the computations above, actual reimbursement was assumed not to exceed $50,000. In addition, outplacement services were assumed not to be utilized in the death and disability scenarios for Mr. McElya. Upon termination without cause (or resignation for good reason) after a change of control, all Named Executive officers are entitled to payment of the cost of outplacement services in an amount equal to the lesser of 15% of annual base salary at the time of termination, or $50,000.

(5)

Represents effect of accelerated vesting related to time-based restricted stock, time-based preferred stock, time-based stock options, restricted stock in respect of warrants, and stock options in respect of warrants. In the event of a change in control without termination, 50% of outstanding and unvested time-based restricted stock, time-based preferred stock, time-based stock options, restricted stock in respect of warrants, and stock options in respect of warrants become fully vested and exercisable, and the remaining 50% are subject to continued vesting restrictions. In the event of a change in control with termination within two years of the change in control, 100% of the time-based restricted stock, time-based preferred stock, time-based stock options, restricted stock in respect of warrants, and stock options in respect of warrants become fully vested and exercisable.

(6)

Upon a change of control of the Company, each executive may be subject to certain excise taxes pursuant to Section 280G of the Internal Revenue Code. Pursuant to the executive’s employment agreement and/or the Severance Plan, the Company has agreed to reimburse the executive for all excise taxes that are imposed on the executive pursuant to Section 280G and any income and excise taxes that are payable by the executive as a result of this reimbursement. These amounts assume that no amounts will be discounted as attributable to reasonable compensation and no value will be attributed to the non-competition covenants included in the agreement. Amounts will be discounted to the extent the Company can demonstrate by clear and convincing evidence that the non-competition covenants included in the agreement substantially constrains the executive’s ability to perform services and there is a reasonable likelihood that the non-competition covenants will be enforced against the individual.

Terms Applicable to Payments Upon Termination of Employment

The Company has in effect employment agreements with each of the Named Executive Officers which provide severance pay and benefits in the event of the executive’s termination of employment for specified reasons prior to a change of control of the Company, and a Change of Control Severance Pay Plan that provides severance pay and benefits if the executive is terminated following a change of control.

Mr. McElya’s Employment Agreement

On March 26, 2009, Mr. McElya’s existing employment agreement with the Company was amended and restated, primarily to document that Mr. McElya was again serving as the Company’s Chief Executive Officer in addition to serving as the Company’s Chairman. The material provisions of Mr. McElya’s previous employment agreement, entered into in December 2007, remained unchanged. Mr. McElya’s employment agreement provides him with special retirement termination benefits in the event that he terminates employment as Chief Executive Officer with at least 90 days prior written notice and agrees to continue providing services to the Company as non-executive Chairman of the Board for a period to be mutually agreed (a “qualified retirement”). The special retirement benefits correspond to the amounts and benefits that would otherwise be payable to Mr. McElya in connection with an involuntary termination of his employment without “cause,” or in connection with a voluntary termination of his employment for “good reason,” as such terms are defined in the employment agreement. Mr. McElya’s employment agreement also provides that, following a qualified retirement as described above, Mr. McElya’s stock options will continue to vest as if he remained employed for so long as Mr. McElya continues to serve as non-executive Chairman, and his vested options upon termination as Chairman will remain exercisable until two years following the date of his termination as Chairman (or until the normal option term expiration date, if sooner).

The term of Mr. McElya’s employment agreement is automatically extended for one-year periods unless either the Company or Mr. McElya provides a notice of termination by September 30 of a given year. The agreement provides Mr. McElya with an annual base salary (currently $975,000), which is to be reviewed by the Board each year. The Board may increase, but not decrease, the base salary. The agreement also provides Mr. McElya with an annual bonus opportunity based on a percentage of his base salary (currently 100%) as well as participation in the Company’s benefit plans and long-term incentive plans and programs. In 2009, Mr. McElya consented to the freezing of certain retirement and savings plan benefits.

If Mr. McElya terminates employment for “Good Reason,” or the Company terminates Mr. McElya’s employment without “Cause,” as those terms are defined in the agreement and described below, and in each case prior to a change of control of the Company, then the Company will pay or provide to Mr. McElya: (i) his accrued but unpaid salary, annual and long-term incentive compensation amounts; (ii) a pro rata payment of any target annual and long-term incentive compensation amounts for which the performance periods have not ended; (iii) the greater of a lump sum payment equal to three times his current annual base salary plus his annual target bonus amount (for the year preceding the year of his termination) or a sum equal to the biweekly payments that Mr. McElya would have received if he were paid at the rate of his average compensation for the remainder of the term; (iv) a lump sum payment equal to the value of three additional years of service credit under the Company’s qualified and non-qualified defined benefit pension plans, assuming his compensation under such plans for the three-year period was the highest compensation paid to him during any of the five calendar years preceding the year in which his termination of employment occurs (not impacted by the Company’s freezing of accruals under the qualified defined benefit retirement plan); (v) three years of continued coverage under the life, accident and health plans sponsored by the Company and in which Mr. McElya was covered immediately prior to his termination; (vi) medical and life insurance coverage for Mr. McElya and his spouse for their lifetimes, and for his dependent children until they cease to qualify as dependents; and (vii) outplacement services for up to two calendar years following the year of termination, not to exceed a cost equal to 15% of his annual base pay. The lump sum amounts described in clauses (iii) and (iv) of the preceding sentence are payable six months following the date of Mr. McElya’s termination of employment. If, during the first 36 months of life, medical and accident benefit continuation, the Company is unable to provide what are otherwise intended to be non-taxable benefits to Mr. McElya and his covered family members on a tax-free basis, then the Company will make an additional payment to Mr. McElya to reimburse him for the taxes due on such benefits.

Termination for “Cause” under Mr. McElya’s employment agreement means termination for any of the following reasons: (i) any act or omission constituting a material breach by him of any of his significant obligations under the agreement or his continued failure or refusal to adequately perform the duties reasonably required of him which is materially injurious to the Company and his failure to correct such breach, failure or refusal within thirty (30) days of notice to him thereof by the Company’s board of directors; (ii) the conviction for a felony or the conviction for or finding by civil verdict of the commission by him of a dishonest act or common law fraud against the Company; or (iii) any other willful act or omission which is materially injurious to the financial condition or business reputation of, or is otherwise materially injurious to, the Company and his failure to correct such act or omission after notification by the Board of any such act or omission.

Termination by Mr. McElya for “Good Reason” under his employment agreement means termination following the occurrence of any of the following, without Mr. McElya’s express, prior written consent: (i) a material breach by the Company of its obligations under the agreement relating to Mr. McElya’s duties, compensation and benefits, including but not limited to, the assignment to him of any duties materially inconsistent with his status as Chief Executive Officer of the Company, or his removal from such position, or a substantial adverse alteration in the nature of his responsibilities except, in each case, in connection with a promotion, and the failure of the Company to remedy such breach within thirty (30) days after receipt of written notice of such breach from Mr. McElya; (ii) the relocation of Mr. McElya’s work location 150 miles or more from its current location, except for relocation to the Company’s headquarters and required travel on the Company’s business to an extent reasonably required to perform his duties; (iii) except as required by law, the failure by the Company to provide Mr. McElya with benefit plans that provide health, life, disability, retirement and fringe benefits that are substantially comparable in the aggregate to the level of such benefits provided him by Cooper Tire immediately prior to December 23, 2004 other than in connection with a reduction in such level of benefits that applies to other senior executives of the Company; (iv) the failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform the Company’s obligations under the employment agreement and provide Mr. McElya with the same or a comparable position, duties, benefits, and base salary and incentive compensation as provided in the employment agreement; or (v) the failure of the board of directors to elect Mr. McElya to his existing position or an equivalent position.

If Mr. McElya terminates employment as a result of death or disability, then the Company will pay or provide to Mr. McElya or Mr. McElya’s beneficiaries, estate or family, as applicable, the amounts and considerations Mr. McElya would have been entitled to as if Mr. McElya’s employment had been terminated by Mr. McElya for Good Reason or by the Company without Cause immediately prior to the expiration of the current term of employment.

If Mr. McElya is terminated by the Company for Cause, Mr. McElya will be entitled to base pay and vested benefits under any plan in accordance with that plan and a pro rata portion of any incentive compensation for the year in which the termination occurs up to the date of termination.

If the Company elects not to extend Mr. McElya’s employment agreement upon expiration of the current term, then Mr. McElya will be treated as if he terminated employment for good reason or the Company terminated without cause and entitled to the severance pay and other benefits described above, except that such pay and benefits will not be paid until his actual termination of employment which shall be deemed effective December 31 of the year in which the Company provided notice of its election.

The agreement also provides that if any payment or the amount of benefits due under the agreement or otherwise would be considered an excess parachute payment that subjects Mr. McElya to excise tax under Internal Revenue Code Section 4999, then the Company will make an additional “gross-up” payment to Mr. McElya to reimburse him for such taxes (and any taxes due on the gross-up payment).

In exchange for the benefits provided under the agreement, Mr. McElya agrees not to compete with the Company for a two-year period after his termination of employment, not to solicit or interfere with any Company employee or customer, and not to disclose confidential and proprietary Company information. Mr. McElya is also required to execute a release of all claims against the Company as a condition to receiving the severance payment and benefits, if applicable.

Employment Agreements of Other Named Executive Officers

The Company has in effect employment agreements with the other Named Executive Officers, which are substantially similar to Mr. McElya’s employment agreement except as described below. The other Named Executive Officers’ employment agreements had an initial term ending December 31, 2009 (July 1, 2011 for Mr. Hasler) and continue for-one year periods thereafter, unless the Company or Named Executive Officer provides a notice of termination at least 60 days prior to the end of any term. Under the agreements, each Named Executive Officer is paid an annual base salary, currently as follows: $750,000 for Mr. Hasler; $470,000 for Mr. Campbell; $500,000 for Mr. Stephenson; and $350,000 for Mr. Hefferon. The agreements provide that the Committee may increase the base salary from time to time, based upon the recommendation of the Chief Executive Officer. The agreements also provide that the Named Executive Officers are entitled to participate in such annual and long-term incentive compensation programs and benefit plans and programs as are generally provided to senior executives. In 2009, the Named Executive Officers consented to the freezing of certain retirement and savings plan benefits.

If a Named Executive Officer terminates employment for “Good Reason” or the Company terminates the employment of the Named Executive Officer without “Cause,” as those terms are defined in the agreement and described below, and in each case prior to a change of control of the Company, then the Company will pay or provide to the Named Executive Officer: (i) his accrued but unpaid salary, annual and long-term incentive compensation amounts; (ii) a pro rata payment of any annual incentive compensation amounts for which the performance period has not ended; (iii) a lump sum payment equal to two times (one times for Mr. Hefferon) the executive’s current annual base salary plus his annual target bonus amount for the year preceding the year of his termination; (iv) a lump sum payment equal to the value of two additional years (one additional year for Mr. Hefferon) of Company contributions under the Company’s qualified and nonqualified defined contribution retirement plans, assuming the executive’s compensation under such plans for such period was the same as the compensation paid to him during the year preceding his termination of employment; and (v) two years of continued coverage under the life and health plans sponsored by the Company at the same cost to the executive as is being charged to active employees.

Termination for “Cause” under the employment agreements of these executives means termination for any of the following reasons: (i) the executive’s willful failure to perform duties or directives which is not cured following written notice; (ii) the executive’s commission of a felony or crime involving moral turpitude; (iii) the executive’s willful malfeasance or misconduct which is demonstrably injurious to the Company; or (iv) material breach by the executive of the non-competition, non-solicitation or confidentiality provisions of the agreement.

Termination by any of these executives for “Good Reason” shall mean termination following any of the following: (i) a substantial diminution in the executive’s position or duties, adverse change in reporting lines, or assignment of duties materially inconsistent with the executive’s position; (ii) any reduction in the executive’s base salary or annual bonus opportunity; (iii) any reduction in the executive’s long-term cash incentive compensation opportunities, other than reductions generally affecting other senior executives participating in the applicable long-term incentive compensation programs or arrangements; (iv) the failure of the Company to pay the executive any compensation or benefits when due; (v) relocation of the executive’s principal place of work in excess of 50 miles from the executive’s current principal place of work; or (vi) any material breach by the Company of the terms of the Agreement; in each case if the Company fails to cure such event within 10 calendar days after receipt from the executive of written notice of the event which constitutes Good Reason.

If the Named Executive Officer’s employment terminates due to disability or death, then the Company shall make a pro rata payment of the target amounts payable under any annual and long-term incentive compensation awards then in effect. In the event of any other termination of employment, no amounts are payable under the agreement.

If the Company elects not to extend the Named Executive Officer’s employment agreement for any year after expiration of the initial term, then the Named Executive Officer will be treated as if he were terminated by the Company without Cause and entitled to the severance pay and other benefits described above, except that such pay and benefits will not be paid until his actual termination of employment and if his actual termination occurs between ages 64 and 65, his severance multiplier (if higher than one) is reduced to one, and if after age 65, the executive will not be entitled to any severance payment or other benefits under the agreement.

In exchange for the benefits provided under the agreement, the Named Executive Officers agree not to compete with the Company or solicit or interfere with any Company employee or customer for a two-year period (one year for Mr. Hefferon) after his termination of employment, and not to disclose confidential and proprietary Company information. Each Named Executive Officer is also required to execute a release of all claims against the Company as a condition to receiving the severance payment and benefits, if applicable.

Change of Control Severance Plan

If the Named Executive Officers are terminated following a change of control of the Company, then in lieu of the severance payments and benefits described above, the executives are entitled to the severance pay and benefits provided under the Company’s Change of Control Severance Pay Plan. Under the plan, if within two years following a “Change of Control” of the Company as defined in the plan and described below, a Named Executive Officer is terminated by the Company (or its successor in the change of control transaction) without “Cause” as defined in the plan and described below, or terminates his employment for certain reasons, then the Company (or its successor) will pay or provide to the Named Executive Officer: (i) an amount equal to one year of his annual base salary; (ii) a pro rata payment of any annual and long-term incentive compensation amounts for which the performance periods have not ended; (iii) a lump sum payment equal to three (for Mr. McElya), two (for all other Named Executive Officers except for Mr. Hefferon) or one (for Mr. Hefferon) times his current annual base salary plus his annual target bonus amount (for the year preceding the year of the change of control); (iv) for Mr. McElya, a lump sum payment equal to the value of three additional years of service credit under the Company’s qualified and nonqualified defined benefit pension plans, and for Mr. Hasler, a lump sum payment equal to the value of two additional years of service credit under the Company’s qualified and nonqualified defined benefit pension plans, assuming each executive’s compensation under such plans for respective period was the highest compensation paid to the executive during any of the five years preceding the year in which his termination of employment occurs (though additional years of service credit are not provided in relation to the qualified plan for this purpose beyond January 31, 2009 when the Company froze the qualified plan); (v) for all Named Executive Officers other than Messrs. McElya and Hasler, a lump sum payment equal to the value of two additional years (one additional year for Mr. Hefferon) of Company contributions under the Company’s qualified and nonqualified defined contribution retirement plans, assuming the executive’s compensation under such plans for such period was the same as the compensation paid to him, and the rate of matching contributions for such period was the same as the rate of matching contributions in effect for him, during the year preceding his termination of employment (vi) three years (for Mr. McElya) and two years (for all other Named Executive Officers) of continued coverage under the life and health plans sponsored by the Company and in which the executive was covered immediately prior to his termination; (vii) medical and life insurance coverage for the Named Executive Officer and his spouse for their lifetimes, and for his dependent children until they cease to qualify as dependents, at the same cost as was being charged to the Named Executive Officer immediately prior to the change of control; and (viii) outplacement services for up to two calendar years following the year of termination, not to exceed a cost equal to the lesser of 15% of the Executive’s annual base pay or $50,000. If, during the first 36 months (for Mr. McElya) or 24 months (for all other Named Executive Officers) of life and medical benefit continuation, the Company is unable to provide what are otherwise intended to be non-taxable benefits to the Named Executive Officer and his covered family members on a tax-free basis, then the Company will make an additional payment to the Named Executive Officer to reimburse him for the taxes due on such benefits. In addition, under the Supplementary Benefit Plan (as described in the Executive Compensation Components section), participants receive a lump sum payout of the present value of their accrued benefits under this plan within 60 days after a termination of employment as described in this paragraph.

A “Change of Control” under the plan means the occurrence of any of the following events: (i) the sale or disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company to any “person” or “group” (as such terms are defined in Sections 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”)) other than certain permitted entities affiliated with the Company or (ii) any person or group, other than such permitted entities, becomes the “beneficial owner” (as defined in Rules 13d-3 and l3d-5 under the Exchange Act), directly or indirectly, of greater than or equal to 50% of the total voting power of the voting stock of the Company, including by way of merger, consolidation or otherwise, except where one or more of the Sponsors and/or their respective affiliates, immediately following such merger, consolidation or other transaction, continue to have the ability to designate or elect a majority of the board of directors of the Company (or the board of directors of the resulting entity or its parent company). A transaction or series of transactions that would otherwise not constitute a Change of Control is treated as a Change of Control for purposes of the Named Executive Officer’s entitlements under the plan if clause (i), above, is satisfied in respect of the business or division in which such executive is principally engaged.

Termination for “Cause” under the plan has the same meaning as termination for Cause under Mr. McElya’s employment agreement, described above. The circumstances that constitute reasons under the plan for which a Named Executive Officer may terminate his employment and be entitled to severance benefits as if he was terminated without Cause are as follows: (i) a significant adverse change in the nature or scope of the authorities, powers, functions, responsibilities or duties attached to the position held by the executive immediately prior to the Change in Control, (ii) a reduction in the executive’s base salary or opportunities for incentive compensation under applicable Company plans and programs, (iii) the termination or denial of the executive’s rights to employee benefits or a reduction in the scope or aggregate value thereof, (iv) any material breach of its obligations under the plan by the Company or any successor or (v) a requirement by the Company that the executive move his principal work location more than 50 miles; in each case other than (v) unless remedied by the Company within ten calendar days following notice from the executive of such circumstances. Under the plan, Mr. McElya may voluntarily terminate his employment for any reason or without reason during the thirty-day period immediately following the date that is six months after a Change of Control has occurred (other than a Change of Control related to an initial public offering) and receive the severance benefits applicable to termination without Cause.

The plan also provides that if any payment or the amount of benefits due under the plan or otherwise would be considered an excess parachute payment that subjects the Named Executive Officer to excise tax under Internal Revenue Code Section 4999, then the Company will make an additional “gross-up” payment to the Named Executive Officer to reimburse him for such taxes (and any taxes due on the gross-up payment).

If a Named Executive Officer’s employment is terminated for any other reason, then no amounts are payable under the plan.

In exchange for the benefits provided under the plan, each Named Executive Officer agrees not to compete with the Company and not to solicit or interfere with any Company employee or customer for a two-year period (for all Named Executive Officers) after his termination of employment, and agrees not to disclose confidential and proprietary Company information. Each Named Executive Officer is also required to execute a release of all claims against the Company as a condition to receiving the severance payment and benefits.

Director Compensation

DIRECTOR COMPENSATION

The following table sets forth information regarding the compensation received by each of the Company’s non-employee directors during the year ended December 31, 2010.

Name (a)	Fees Earned or Paid in Cash (b)	Stock Awards ($) (c)(6)	Option Awards ($) (d)	All Other Compensation ($) (g)	Total ($) (h)
Glenn R. August	44,505(7)	112,492(8)	111,323(8)	—	268,320
Orlando A. Bustos	44,505(9)	112,492	111,323	—	268,320
Larry J. Jutte	44,505(9)	112,492	111,323	—	268,320
David J. Mastrocola	44,505(9)	112,492	111,323	—	268,320
Stephen A. Van Oss	91,434(4)	112,492	111,323	—	315,249
Kenneth L. Way	91,434(5)	112,492	111,323	—	315,249
Gerald J. Cardinale(1)	—	—	—	—	—
Gary L. Convis(1)	43,000(2)	—	—	—	43,000
Jack Daly(1)	—	—	—	—	—
S. A. Johnson(1)	43,000(3)	—	—	—	43,000
Leo F. Mullin(1)	—	—	—	—	—
James A. Stern(1)	—	—	—	—	—

(1)

Messrs. Cardinale, Convis, Daly, Johnson, Mullin and Stern were directors until the Company’s emergence from the Chapter 11 proceedings on May 27, 2010. As officers or nominees of the Company’s largest shareholders prior to the Company’s emergence from the Chapter 11 proceedings, Messrs. Cardinale, Daly, Mullin and Stern were not entitled to compensation for serving as a director or member of any committee of the Board of Directors.

(2)	Represents $32,500 for Mr. Convis’ director fee ($65,000 annually) and $10,500 for attendance at meetings of the Board of Directors in 2010.

(3)	Represents $32,500 for Mr. Johnson’s director fee ($65,000 annually) and $10,500 for attendance at meetings of the Board of Directors in 2010.

(4)

Represents $70,933.85 for Mr. Van Oss’ outside director fee ($65,000 annually until May 27, 2010, then $75,000 annually thereafter), $10,000 for his service as chairman of the Audit Committee, and $10,500 for attendance at meetings of the Board of Directors in 2010.

(5)

Represents $70,933.85 for Mr. Way’s outside director fee ($65,000 annually until May 27, 2010, then $75,000 annually thereafter), $10,000 for his service as chairman of the Compensation Committee, and $10,500 for attendance at meetings of the Board of Directors in 2010.

(6)	The amount shown in column (c) represents the grant date fair value associated with restricted stock awards granted under the Management Incentive Plan as determined pursuant to ASC Topic 718.

(7)	Mr. August’s director fee was paid to Oak Hill Advisors, LP. Mr. August became a director on May 27, 2010, and his annual director fee of $75,000 was prorated for the second quarter of 2010.

(8)	Mr. August’s stock awards and option awards were granted to Oak Hill Advisors, LP.

(9)	Messrs. Bustos, Jutte, and Mastrocola became directors on May 27, 2010, and their $75,000 annual director fees were prorated for the second quarter of 2010.

Summary of Director Compensation

Since the Company’s emergence from the Chapter 11 proceedings, members of the Board of Directors who are not employees of the Company are compensated with an outside director fee in the amount of $75,000 per year and, if they serve as chair of a committee of the Board of Directors, an additional fee of $10,000 per year. Our directors who are not employees of the Company are also eligible to receive equity grants under the Company’s Omnibus Plan.

Certain Relationships and Related Transactions

Equity Commitment Agreement

In connection with our plan of reorganization, we entered into an equity commitment agreement on March 19, 2010 with certain funds and/or accounts managed by Silver Point Capital, L.P., Barclays Bank PLC, Oak Hill Advisors, L.P., Lord, Abbett & Co. LLC, Capital Research and Management Company, TCW Asset Management Company and TD Asset Management Inc., all of which were holders of our prepetition senior notes and prepetition senior subordinated notes. We collectively refer to these entities as the Backstop Parties. Under the commitment agreement, the Backstop Parties committed to purchase 11.75% of our common stock and $100 million of our 7% preferred stock (convertible into 19.7% of our common stock), upon our emergence from bankruptcy (in each case, assuming conversion of the 7% preferred stock). The Backstop Parties also agreed to fully backstop any unsubscribed portion of the equity rights offering we conducted as part of our plan of reorganization. In aggregate, the commitment agreement provided us with commitment to purchase $355 million of our common stock and 7% preferred stock in connection with our emergence from bankruptcy. The commitment agreement also provided for the Backstop Parties to receive warrants to purchase 7% of our common stock upon emergence (assuming conversion of the 7% preferred stock). On account of their commitment to backstop the rights offering and certain other agreements to support our plan of reorganization, we paid the Backstop Parties an aggregate commitment premium equal to $12.4 million, plus reimbursement for certain transaction expenses.

Equity Registration Rights Agreement

In connection with the equity commitment agreement, on the date of our emergence from bankruptcy, we entered into a registration rights agreement, or the equity registration rights agreement, with the Backstop Parties and certain other holders of registrable securities. Registrable securities will consist of any shares of our common stock and 7% preferred stock, any warrants issued pursuant to our plan of reorganization and any shares of common stock issuable upon conversion of 7% preferred stock or upon exercise of warrants that are beneficially owned by the Backstop Parties and such other holders. Registrable securities will cease to be registrable securities under certain circumstances and upon the happening of certain events, such as upon their sale under a registration statement or pursuant to Rule 144.

The equity registration rights agreement gives the Backstop Parties and such other holders certain registration rights, including demand registration, shelf registration and piggyback registration rights. Any Backstop Party or such other holder that owned at least 5% of the outstanding common stock (on a fully diluted basis) as of the date of our emergence from bankruptcy and continues to own 5% of the outstanding common stock (on a fully diluted basis), each of which is referred to herein as a demand holder, has certain rights to demand the registration of its registrable securities on a registration statement, which may be a shelf registration, filed with the SEC on an underwritten or non-underwritten basis. Prior to an initial underwritten public offering by the Company, demand holders holding at least 35% of the outstanding registrable securities or any Backstop Party that owns at least 7.5% of the outstanding common stock (on a fully diluted basis) may make an initial demand registration, so long as the total offering price of the shares to be sold in the offering exceeds $75 million in the aggregate. After an initial underwritten public offering by the Company, any demand holder may make a demand registration so long as the total offering price of the shares to be sold in the offering exceeds, in the case of a registration on Form S-1, $50 million in the aggregate or, in the case of a registration on Form S-3, $20 million in the aggregate. We will not be required to effect more than two demand registrations in any 12-month period. In addition, we will not be required to effect a demand registration if within the 12-month period preceding the date of a request for a demand registration we have effected one demand registration and another registration statement has been declared effective within the 12-month period preceding such demand request and at least $20 million of the then outstanding registrable securities were entitled to be included in such registration. We will also not be required to effect a demand registration during certain suspension periods as set forth in the equity registration rights agreement. We are not required to conduct more than 12 underwritten demand registrations in total or more than eight demand registrations for the Backstop Parties on a Form S-1. In addition to the above demand rights, demand holders may request us to file a shelf registration for the continuous offering of the registrable securities, and whenever we propose to file a registration statement and registrable securities may be included in such registration, the holders of registrable securities may exercise piggyback registration rights.

The equity registration rights agreement also provides, subject to certain exceptions, that any holder party to the agreement that holds 5% or more of the outstanding shares of the common stock (on a fully diluted basis) will be restricted from effecting any public sale or distribution of any of our equity securities, or any securities convertible into exchangeable or exercisable for our equity securities, held by such holder for the seven days prior to and the 180-day period following the pricing date of our underwritten initial public offering and the seven days prior to and the 90-day period following the date of pricing any other underwritten offering by us.

Nomination Agreements

On the date of our emergence from the Chapter 11 proceedings, we entered into separate director nomination agreements with (i) Barclays Capital Inc. (“Barclays”), (ii) Silver Point Capital L.P., on behalf of its affiliates and related funds (“Silver Point”), (iii) Oak Hill Advisors L.P., on behalf of certain funds and separate accounts that it manages (“Oak Hill”), and (iv) Capital Research and Management Company, as investment advisor to certain funds it manages, TCW Shared Opportunity Fund IV, L.P., TCW Shared Opportunity Fund IVB, L.P., TCW Shared Opportunity Fund V, L.P., TD High Yield Income Fund, and Lord, Abbett & Co. LLC, as investment manager on behalf of multiple clients, such entities together referred to herein as the Designating Parties and together with Barclays, Silver Point and Oak Hill, as the Backstop Stockholders. Each of the nomination agreements will continue to be in effect until the earlier of (i) termination of such agreement at the election of the applicable nominating parties, (ii) immediately prior to our annual meeting of stockholders held during the calendar year 2013, and (iii) the applicable nominating parties together with their respective “affiliates” (as defined in the nomination agreements) no longer “beneficially own” (as defined in the nomination agreements) in the aggregate 7.5% or greater of the issued and outstanding common stock of the Company (assuming the conversion of all outstanding shares of 7% preferred stock).

Pursuant to Silver Point and Oak Hill’s nomination agreements, Silver Point has the right to nominate one member of our Board of Directors and Oak Hill has the right to nominate one member of our Board of Directors. In addition, each of Silver Point and Oak Hill have the right to appoint one observer to our Board of Directors in addition to the member of our Board of Directors nominated by each of them. Pursuant to these rights, Oak Hill nominated Glenn R. August and Silver Point nominated Orlando A. Bustos to our Board of Directors, and each of these nominees was appointed to our Board of Directors as of the effective date of our emergence from the Chapter 11 proceedings on May 27, 2010. Silver Point has nominated Orlando Bustos for election to the Board at the 2011 annual meeting of stockholders of the Company and Oak Hill has nominated Jeffrey Kirt for election to the Board at the 2011 annual meeting.

Pursuant to the director nomination agreements applicable to them, the Designating Parties, acting together, and Barclays each had the right upon the Company’s emergence from the Chapter 11 proceedings to designate one individual for nomination to our Board of Directors. Pursuant to these rights, the Designating Parties designated Larry Jutte as a nominee and Barclays designated David J. Mastrocola as a nominee. For the remainder of the terms of the director nominee agreements applicable to the Designating Parties and Barclays, it is the responsibility of our Governance Committee to determine whether the designees of the Designating Parties and Barclays shall again be nominated for election to our Board. Our Governance Committee has determined that Messrs. Jutte and Mastrocola should be nominated for election to our Board at the Company’s 2011 Annual Meeting of Stockholders, and our Board of Directors has confirmed their nominations.

Each of the members of our Board of Directors will serve in accordance with applicable federal and state laws, our certificate of incorporation, the Certificate of Designations for the 7% Cumulative Participating Convertible Preferred Stock and our Bylaws. Nominees to our Board of Directors pursuant to each of the nomination agreements are entitled to compensation paid to other non-employee members of our Board of Directors. With respect to the nomination agreement with Oak Hill, if the nominee is an employee of Oak Hill or its affiliate, at the option of Oak Hill and subject to the approval of our Board of Directors, the nomination agreement provides that such compensation (or its economic equivalent) will instead be paid to Oak Hill or its affiliates. In accordance with the terms of Oak Hill’s nomination agreement, Oak Hill elected to receive such compensation, which was approved by our Board of Directors, and Oak Hill or its affiliates has received and will be receiving the compensation described above (including the equity grants pursuant to substantially similar terms) in lieu of its director nominee.

Senior ABL Facility

Barclays Capital Inc., an affiliate of Barclays Bank PLC, acted as joint lead arranger and bookrunner for our senior ABL facility, and Barclays Bank PLC acts as a lender under our senior ABL facility. Pursuant to these arrangements, we paid Barclays Capital Inc. and Barclays Bank PLC aggregate fees of approximately $0.6 million.

Senior Notes

Barclays Capital Inc. acted as a joint book-running manager and an initial purchaser in the $450 million offering of our 8 1/2% senior notes due 2018 for which it received a placement fee of approximately $1.7 million.

Other Relationships

We paid OHorizons LLC approximately $0.4 million in professional fees during 2010 for services rendered to Silver Point Capital, L.P. in connection with its investment with the Company pursuant to the Chapter 11 Plan. Orlando A. Bustos, one of our directors, is the sole owner and the senior managing director of OHorizons LLC and was appointed to our Board of Directors pursuant to a nomination agreement we entered into with Silver Point Capital, L.P. in connection with our emergence from bankruptcy. See “—Nomination Agreements.”

Principal Accountant Fees and Services (dollar amounts in thousands)

During 2010 and 2009, we retained Ernst & Young LLP to provide services in the following categories and amounts:

	2010	2009
Audit fees (1)	$ 3,667	$2,839
Audit-related fees (2)	54	61
Tax fees (3)	939	1,200
All other fees	-	-

(1)

Audit fees in 2010 and 2009 include services related to the annual audit of our consolidated financial statements, the reviews of our Quarterly Reports on Form 10-Q, international statutory audits and other services that are normally provided by the independent accountants in connection with our regulatory filings. Audit fees in 2010 also include the audit of our internal controls over financial reporting and certain additional audit services performed related to the bankruptcy filings and subsequent emergence from bankruptcy.

(2)	Audit related fees include services related to the audits of our employee benefit plans.
(3)	Tax fees include services related to tax compliance, tax advice, and tax planning.

The Audit Committee has considered whether the provision of services described under the heading “Tax Fees” is compatible with maintaining Ernst & Young LLP’s independence. In light of the nature of work performed and amount of the fees paid to Ernst & Young LLP for those services, the Audit Committee concluded that the provision of such services is compatible with maintaining Ernst & Young LLP’s independence.

The Audit Committee has also adopted procedures for pre-approving all audit and non-audit services provided by Ernst & Young LLP. All of the audit, audit-related and tax services performed by Ernst & Young LLP were pre-approved by the Audit Committee pursuant to its pre-approval policies and procedures as described above.

Report of the Audit Committee

The Audit Committee has reviewed and discussed with management the Company’s 2010 audited financial statements. The committee has discussed with the Company’s independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of the Company’s audited financial statements with generally accepted accounting principles, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, including their judgments as to the quality of the Company’s financial reporting. The committee has received from the independent registered public accounting firm written disclosures and a letter as required by the applicable requirements of the Public Company Accounting Oversight Board and discussed with the independent registered public accounting firm its independence from management and the Company. In considering the independence of the Company’s independent registered public accounting firm, the committee took into consideration the amount and nature of the fees paid to the firm for non-audit services, as described above.

In reliance on the review and discussions described above, the committee recommended to the Board of Directors that the year-end audited financial statements be included in the Company’s 2010 Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

Audit Committee

    Stephen A. Van Oss

    Kenneth L. Way

    David J. Mastrocola

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors, and persons who own more than ten percent of the common stock of the Company, to file with the SEC and the NYSE reports of ownership of company securities and changes in reported ownership. Officers, directors and greater than ten percent stockholders are required by SEC rules to furnish the Company with copies of all Section 16(a) reports they file. The officers, directors and ten percent holders of the Company were not subject to Section 16 at any point during the prior fiscal year, but became subject to Section 16 with the Company’s filing of its Form 8-A on March 21, 2011. Due to an administrative error, the Form 3 filed by each of Mr. McElya, Mr. Campbell, Mr. Stephenson, Mr. Verwilst, Mr. Hefferon, Ms. Dickens and Ms. Yantz omitted a single tranche of options.

Submitting Stockholder Proposals and Nominations for 2012 Annual Meeting

Proposals received from stockholders will be given careful consideration by the Company in accordance with Rule 14a-8 under the Exchange Act. Stockholder proposals are eligible for consideration for inclusion in the proxy statement for the 2012 annual meeting of stockholders if they are received by the Company on or before December 12, 2011. Any proposal should be directed to the attention of the Company’s Secretary at 39550 Orchard Hill Place, Novi, Michigan 48375. In order for a stockholder proposal submitted outside of Rule 14a-8 to be considered “timely” within the meaning of Rule 14a-4(c), such proposal must be delivered to the Company’s Secretary at the Company’s principal offices not later than the last date for submission of stockholder proposals under the Company’s Bylaws. In order for a proposal to be “timely” under the Company’s Bylaws, it must be received not less than 90 days (February 10, 2012) nor more than 120 days (January 11, 2012) prior to the first anniversary of the date of the 2011 Annual Meeting (May 10, 2011); provided, however, that in the event that the date of the 2012 Annual Meeting is advanced or delayed by more than 30 days earlier or more than 60 days later than such anniversary date, notice by stockholders to be timely must be received not earlier than the 120th day prior to the date of the 2012 Annual Meeting and not later than the close of business on the later of the 90th day prior to the 2012 Annual Meeting or the 10th day following the day on which disclosure of the date of the 2012 Annual Meeting is made.

Discretionary Voting of Proxies on Other Matters

The Company’s management does not currently intend to bring any proposals to the 2011 Annual Meeting other than the election of directors, ratification of the auditors, advisory vote on executive compensation and advisory vote on frequency of say-on-pay vote and does not expect any stockholder proposals other than those described in this proxy statement. If new proposals requiring a vote of the stockholders are brought before the meeting in a proper manner, the persons named in the accompanying proxy card intend to vote the shares represented by them in accordance with their best judgment.

Additional Information

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy statement and annual report to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or the Company that they or the Company will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, please notify your broker if your shares are held in a brokerage account or the Company if you hold registered shares. You can notify the Company by phone at (248) 596-5900 or send a written request to the Company at 39550 Orchard Hill Place, Novi, Michigan 48375, Attention: Secretary.

If your household has received multiple copies of proxy statements and annual reports, you can request the delivery of single copies in the future by notifying the Company as listed above.

By order of the Board of Directors

/s/ Timothy W. Hefferon, Secretary

Novi, Michigan, April 11, 2011

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

COOPER-STANDARD HOLDINGS INC. ATTN: ALLEN CAMPBELL 39550 ORCHARD HILL PLACE NOVI, MI 48375

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

				For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote
FOR the following:				☐	☐	☐
1.	Election of Directors
Nominees
01	Orlando A. Bustos	02	Larry J. Jutte		03 Jeffrey Kirt 04 David J. Mastrocola 05 James S. McElya
06	Stephen A. Van Oss	07	Kenneth L. Way
The Board of Directors recommends you vote FOR proposals 2. and 3.									For	Against	Abstain
2.	Ratification of the appointment of Ernst & Young LLP as the Independent Registered Public Accounting Firm for 2011.								☐	☐	☐
3.	Advisory vote on executive compensation (Say-on-Pay).								☐	☐	☐
The Board of Directors recommends you vote 3 YEARS on the following proposal:								1 year	2 years	3 years	Abstain
4.	To recommend, by non-binding vote, the frequency of executive compensation (Say-on-Pay) votes.							☐	☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K is/are available at www.proxyvote.com.

COOPER-STANDARD HOLDINGS INC.

Annual Meeting of Stockholders

May 10, 2011 9:00 AM

This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoints James S. McElya and Timothy W. Hefferon, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of COOPER-STANDARD HOLDINGS INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of stockholders to be held at 9:00 AM, EDT on 5/10/2011, at 39550 ORCHARD HILL PLACE, NOVI, MI 48375, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side